Exhibit 10.1

CREDIT AGREEMENT
dated as of June 28, 2022,
among
TERADATA CORPORATION,
the LENDERS party thereto

and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
BOFA SECURITIES, INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

CITIBANK, N.A.,
CITY NATIONAL BANK,
HSBC BANK USA, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS
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SCHEDULES:

Schedule 1.01	—	Sustainability Table
Schedule 2.01	—	Commitments
Schedule 2.05A	—	Existing Letters of Credit
Schedule 2.05B	—	L/C Issuer Sublimits
Schedule 3.14	—	Subsidiaries
Schedule 6.01	—	Existing Subsidiary Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.05	—	Existing Restrictions
Schedule 9.01	—	Notice Addresses
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Note
Exhibit F	—	Form of Swing Line Borrowing Request
Exhibit G-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	—	Form of U.S. Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	—	Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	—	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	—	Form of Pricing Certificate
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CREDIT AGREEMENT dated as of June 28, 2022 (this “Agreement”), among TERADATA CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower, Bank of America, N.A. as administrative agent, and the lenders party thereto entered into that certain Revolving Credit Agreement dated as of June 11, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), pursuant to which such lenders have made available to the Borrower a revolving credit facility, with a letter of credit subfacility and a swing loan subfacility.
The Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto entered into that certain Term Loan Agreement dated as of June 11, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Term Credit Agreement”), pursuant to which such lenders made term loans to the Borrower.
The Borrower has requested that the commitments and credit extensions under the Existing Revolving Credit Agreement and the Existing Term Credit Agreement be refinanced and replaced with the credit facilities established upon the terms and conditions set forth herein, and the Administrative Agent and the Lenders are willing to establish such credit facilities upon the terms and conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE 1

Definitions
SECTION 1.0a.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2021 ESG Report” means the 2021 Environmental, Social and Governance Report of the Borrower, as made publicly available by the Borrower on its website at http://www.teradata.com prior to the First Amendment Effective Date.
“2021 Scope 1 & 2 GHG Emissions” means the Scope 1 & 2 GHG Emissions for the calendar year ended December 31, 2021, as set forth in the 2021 ESG Report.
“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person, or of any business unit or division of a Person, (b) the acquisition by the Borrower or any Subsidiary of more than 50% of the issued and outstanding Equity Interest in any Person not previously a Subsidiary if, as a result thereof, such Person becomes a Subsidiary, or any Person not previously a Subsidiary otherwise becoming a Subsidiary, or (c) a merger or consolidation or any other combination of the Borrower or any Subsidiary with another Person (other than the Borrower or any Subsidiary) in which the Borrower or a Subsidiary is the surviving entity.
“Acquisition Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, a Qualified Material Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the substantially simultaneous consummation of such Qualified Material Acquisition (and, if the definitive agreement for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition, or if such Qualified Material Acquisition is otherwise not consummated by the date specified in the definitive documentation for such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of

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such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Qualified Material Acquisition is not consummated by the date specified in the definitive documentation for such Indebtedness (and, if the definitive agreement for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition or such Qualified Material Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).
“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing denominated in dollars, an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.
“Adjusted EURIBO Rate” means, with respect to Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if such rate as so determined would be less than zero, such rate shall be deemed to be zero.
“Adjusted Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.
“Adjusted TIBO Rate” means, with respect to Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if such rate as so determined would be less than zero, such rate shall be deemed to be zero.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitments” means, at any time, the aggregate amount of Revolving Commitments in effect at such time.
“Aggregate Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans denominated in dollars outstanding at such time, (b) the sum of the Dollar Equivalents of the aggregate principal amount of the Revolving Loans denominated in Alternative Currencies outstanding at such time, (c) the total L/C Exposure at such time and (d) the total Swing Line Exposure at such time.
“Agreed Currencies” means dollars and each Alternative Currency.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).
“Alternative Currency” means each of Sterling, Euros and Yen.

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“Alternative Currency Exposure” means, at any time, the sum of the Dollar Equivalents of the principal amount of all Alternative Currency Loans outstanding at such time.
“Alternative Currency Loans” means the Revolving Loans that are denominated in Alternative Currencies.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act.
“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).
“Applicable Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, in the case of Section 2.22 when a Defaulting Revolving Lender shall exist, “Applicable Percentage” shall mean, with respect to any Revolving Lender at any such time, the percentage of the Aggregate Revolving Commitments (disregarding any Defaulting Revolving Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Revolving Lender at the time of determination.
“Applicable Rate” means, for any day, (a) with respect to any Revolving Loan of any Type or any Swing Line Loan or with respect to Letter of Credit Fees or the Facility Fees payable hereunder, the applicable rate per annum set forth below under the caption “Facility Fee”, “Applicable Margin for Term Benchmark Loans / RFR Loans and Letter of Credit Fees” or “Applicable Margin for Base Rate Loans”, as the case may be, based upon the Leverage Ratio as of the last day of the most recently ended Test Period:

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Revolving Facility

Pricing Level	Leverage Ratio	Facility Fee (per annum)	Applicable Margin for Term Benchmark Loans / RFR Loans and Letter of Credit Fees (per annum)	Applicable Margin for Base Rate Loans (per annum)
I	≥ 3.00:1.00	0.250%	1.500%	0.500%
II	≥ 2.25:1.00 but < 3.00:1.00	0.200%	1.300%	0.300%
III	≥ 1.50:1.00 but < 2.25:1.00	0.175%	1.200%	0.200%
IV	≥ 1.00:1.00 but < 1.50:1.00	0.150%	1.100%	0.100%
V	< 1.00:1.00	0.125%	1.000%	0.000%

or (b) with respect to any Tranche A Term Loan of any Type, the applicable rate per annum set forth below under the caption “Applicable Margin for Term Benchmark Loans / RFR Loans” or “Applicable Margin for Base Rate Loans”, as the case may be, based upon the Leverage Ratio as of the last day of the most recently ended Test Period:
Tranche A Term Facility

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Pricing Level	Leverage Ratio	Applicable Margin for Term Benchmark Loans / RFR Loans (per annum)	Applicable Margin for Base Rate Loans (per annum)
I	≥ 3.00:1.00	1.750%	0.750%
II	≥ 2.25:1.00 but < 3.00:1.00	1.500%	0.500%
III	≥ 1.50:1.00 but < 2.25:1.00	1.375%	0.375%
IV	≥ 1.00:1.00 but < 1.50:1.00	1.250%	0.250%
V	< 1.00:1.00	1.125%	0.125%

For the period from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c) for the fiscal quarter ending June 30, 2022, the Applicable Rate shall correspond to the Pricing Level IV in the applicable grid set forth above. Thereafter, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if any consolidated financial statements of the Borrower are not delivered when due in accordance with Section 5.01(a) or 5.01(b), or if a Compliance Certificate is not delivered when due in accordance with Section 5.01(c), then the Pricing Level I in the applicable grid set forth above shall apply as of the first Business Day after the date on which such consolidated financial statements or such Compliance Certificate, as the case may be, was required to have been delivered and until the delivery thereof. It is hereby understood and agreed that, subject to Section 2.26(g), the Applicable Rate shall be adjusted from time to time based upon (i) in the case of the Applicable Revolver Margin, the Sustainability Revolver Margin Adjustment, (ii) in the case of the Applicable TLA Margin, the Sustainability TLA Margin Adjustment and (iii) in the case of the Facility Fee Rate, the Sustainability Facility Fee Rate Adjustment (in each case, to be calculated and applied as set forth in Section 2.25); provided that in no event shall the Applicable Rate be less than zero.
“Applicable Revolver Margin” means the applicable rate per annum set forth below the caption “Applicable Margin for Term Benchmark Loans / RFR Loans and Letter of Credit Fees” or “Applicable Margin for Base Rate Loans”, as applicable, in clause (a) of the definition of Applicable Rate.
“Applicable TLA Margin” means the applicable rate per annum set forth below the caption “Applicable Margin for Term Benchmark Loans / RFR Loans” or “Applicable Margin for Base Rate Loans”, as applicable, in clause (b) of the definition of Applicable Rate.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint bookrunners for the credit facilities established hereunder.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any lease of the Borrower or any Subsidiary, as lessee, entered into as part of a Sale and Leaseback Transaction, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP, and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Term SOFR for a one month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% per annum. For the purpose of clause (c) above, the Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that (i) if such rate shall be less than zero, such rate shall be deemed to be zero and (ii) if such rate cannot be determined, such rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

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“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:
(1)    in the case of any Loan denominated in dollars, the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark

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exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth

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above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means Teradata Corporation, a Delaware corporation.
“Borrower Materials” has the meaning assigned to such term in Section 5.01.
“Borrowing” means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such Alternative Currency that has a Dollar Equivalent of at least $5,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.
“Borrowing Request” means a request by the Borrower for a Revolving Loan Borrowing or a Term Loan Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with any Loan denominated in Euro or in connection with the calculation or computation of the EURIBO Rate, the term “Business Day” shall also exclude any day that is not a TARGET Day, (b) when used in connection with any Loan denominated in Yen or in connection with the calculation or computation of the TIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for business in Tokyo, Japan, (c) when used in connection with an RFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day and (d) when used in connection with a Term SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR

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Loans or any other dealings in respect of Loans referencing the Adjusted Term SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect of L/C Disbursements, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.
“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.
“Central Bank Rate” means the greater of (a)(i)(A) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto) or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (B) for any Loan denominated in Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (C) for any Loan denominated in Yen, the Japanese local bank prime rate; plus (ii) the applicable Central Bank Rate Adjustment and (b) zero.
“Central Bank Rate Adjustment” means, for any day, (a) for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBO Rate for the five most recent Business Days preceding such day for which the TIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (b) of the definition of such term and (y) each of the Adjusted EURIBO Rate and the Adjusted TIBO Rate on any day shall be based on the EURIBO Screen Rate or the TIBO Screen Rate, as applicable, on such day at approximately

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the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Certificate Inaccuracy Payment Date” has the meaning assigned to such term in Section 2.25(d).
“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), but only if a “United States person” (within the meaning of Section 7701(a)(30) of the Code) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Code) described in Section 951(a)(1) of the Code; and (b) each Subsidiary of any Person described in clause (a).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than an employee benefit plan or related trust of the Borrower or of the Borrower and any Subsidiaries, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for election by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved for election.
“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any L/C Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or such L/C Issuer or by such Lender’s or such L/C Issuer’s holding company, if any) with any rule, request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Tranche A Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Tranche A Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.20 and 2.21.
“Closing Date” means June 28, 2022.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Revolving Commitment, a Tranche A Term Commitment or any combination thereof (as the context requires). Additional Classes of Commitments may be established pursuant to Sections 2.20 and 2.21.
“Commitment Letter” means that certain Commitment Letter dated June 6, 2022, among JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Borrower.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party or the Administrative Agent pursuant to any Loan Document or the transactions contemplated thereby which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus (a) to the extent deducted in computing such Consolidated Net Income and without duplication, the sum for such period of (i) income tax expense, (ii) interest expense (including imputed interest expense in respect of Capital Lease Obligations), (iii) depreciation and amortization expense, (iv) extraordinary charges or losses, (v) non-cash charges or losses, including stock option and other equity-based compensation charges, impairment charges and any write-offs or write-downs of assets, but excluding (A) any non-cash charge that results from an accrual of a reserve for cash charges to be taken in any future period, (B) an amortization of a prepaid cash expense that was paid and not expensed in a prior period or (C) write-down or write-off with respect to accounts receivable or inventory (including any addition to bad debt reserves or bad debt expense), (vi) (A) unusual or non-recurring charges or losses, (B) restructuring or reorganization charges or losses (including legal, tax or other advisory fees incurred in anticipation of, or in connection with, any restructuring or reorganization), (C) transition, integration, severance and similar charges and losses related to Acquisitions and Dispositions and (D) transaction fees, costs or expenses (including legal, tax or other advisory fees), or any amortization thereof, incurred in anticipation of, or in connection with, any Acquisition, Disposition, issuance of Equity Interests or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness (including the Loans), in each case, whether or not consummated; provided that the aggregate amount added back under this clause (vi) for any period shall not exceed the greater of (x) $75,000,000 and (y) 15% of Consolidated EBITDA (calculated without giving effect to any amount added back under this clause (vi) for such period), (vii) any earn-out or similar contingent consideration payments actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earn-out or similar contingent consideration arising from any Acquisition and (viii) the cumulative effect for such period of a change in accounting principles; minus (b) to the extent added in computing such Consolidated Net Income and without duplication, the sum for such period of (i) income tax benefit, (ii) non-cash gains or items of income (other than the accrual of revenue), but excluding any such items in respect of which cash was received in a prior period or will be received in a future period, (iii) extraordinary gains or items of income, (iv) unusual or nonrecurring gains or items of income, (v) any gains arising from the remeasurement of the fair value of any liability recorded with respect to any earn-out or similar contingent consideration arising from any Acquisition and (vi) the cumulative effect for such period of a change in accounting principles, all as determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Disposition by the Borrower or its Subsidiaries. For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Borrower or any Subsidiary shall have consummated an Acquisition or a Disposition, in each case, with respect to which the Borrower has (x) prepared and filed with the SEC pro forma financial statements pursuant to Rule 3-05 (or 3-14) of Regulation S-X and Article 11 of Regulation S-X or (y) has otherwise prepared and filed with the SEC pro forma financial statements in accordance with Article 11 of Regulation S-X, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(c).
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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“Consolidated Tangible Assets” means, as of the last day of any fiscal quarter of the Borrower, all tangible assets on the consolidated balance sheet of the Borrower and the Subsidiaries as of such day, as determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.19.
“Daily Simple RFR” means, for any day, (a) with respect to any Loan denominated in dollars, the Adjusted Daily Simple SOFR for such day and (b) with respect to any Loan denominated in Sterling, the Daily Simple SONIA for such day.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”) with respect to any Loan denominated in dollars, an interest rate per annum equal to SOFR for the day that is three RFR Business Days prior to (a) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”) with respect to any Loan denominated in Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is three RFR Business Days prior to (i) if such SONIA Rate Day is a RFR business day, such SONIA Rate Day or (ii) if such SONIA Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such SONIA Rate Day and (b) zero.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning assigned to such term in Section 2.13(f).
“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder

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(including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s, as applicable, receipt of such certification in form and substance satisfactory to it or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.
“Defaulting Revolving Lender” means, at any time, any Revolving Lender that is a Defaulting Lender at such time.
“Designated Subsidiary” means any Subsidiary that (a) is a Material Subsidiary and (b) is not a Foreign Subsidiary, a CFC or a FSHCO.
“Disposition” means any transaction or series of related transactions resulting, directly or indirectly, in sale, transfer or other disposition (including pursuant to any merger or consolidation or any other combination) by the Borrower and its Subsidiaries of property that constitutes (a) assets comprising all or substantially all the assets of the Borrower and its Subsidiaries, or of any business unit or division, of the Borrower and its Subsidiaries or (b) all or substantially all of the Equity Interests in a Person.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of Section 1.05.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution

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described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or the Borrower or any Subsidiary.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all (a) laws, rules, regulations, codes and ordinances and (b) all orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority and by or affecting the Borrower, in each case relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous or toxic materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to meet the minimum funding standards of Sections 412 and 430

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of the Code; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“ESG Pricing Provisions” means (a) the Scope 1 & 2 GHG Emissions Pricing Provisions and (b) the Scope 3 GHG Emissions Pricing Provisions.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.
“EURIBO Screen Rate” means a rate per annum equal to the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of such rate) for the applicable period displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).
“EURIBOR Borrowing” means a Borrowing comprised of EURIBOR Loans.
“EURIBOR Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Events of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Rate” means, as of any date of determination, for purposes of determining the Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into dollars at the time of determination on such date as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination. In the event that Reuters ceases to provide such rate of exchange or such rate does not appear on the applicable Reuters source, the Exchange Rate shall be determined by reference to such other publicly available service for displaying such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion.
“Exchange Rate Date” means, with respect to any Alternative Currency Loan, (a) each of (i) the date of the commencement of the initial Interest Period therefor (or, in the case of an RFR Loan, the date on which such RFR Loan is made) and (ii) the date of the commencement of each subsequent Interest Period therefor (or, in the case of an RFR Loan, each date that shall occur at intervals of three months’ duration after the date on which such RFR Loan is made) and (b) any Business Day designated as an Exchange Rate Date by the Administrative Agent in its reasonable discretion.

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any L/C Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), (i) any U.S. Federal withholding Taxes resulting from any law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) any withholding taxes imposed under FATCA, or (iii) any U.S. Federal withholding Taxes that are attributable to such Foreign Lender’s failure (except where such failure is a result of a Change in Law) to comply with Section 2.17(f), in each case, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).
“Existing Credit Agreements” means, collectively, the Existing Revolving Credit Agreement and the Existing Term Credit Agreement.
“Existing Credit Agreements Refinancing” means the repayment of all principal, interest, fees and other amounts (other than contingent obligations that are not yet due) outstanding or accrued under the Existing Credit Agreements, the termination of all commitments under the Existing Credit Agreements, the cancellation of all letters of credit issued and outstanding under the Existing Revolving Credit Agreement (other than any such letter of credit cash collateralized or backstopped in a manner satisfactory to the issuer in respect thereof or designated as an Existing Letter of Credit) and the release and termination of all Guarantees in respect of the Existing Credit Agreements.
“Existing Letter of Credit” means (a) any letter of credit that is issued by any L/C Issuer for the account of the Borrower or any Subsidiary that is set forth on Schedule 2.05A hereto and (b) any other letter of credit that is issued by any L/C Issuer for the account of the Borrower or any Subsidiary and, subject to compliance with the requirements set forth in Section 2.05 as to the maximum L/C Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Borrower and such L/C Issuer to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).
“Existing Revolving Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Revolving Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Existing Term Credit Agreement” has the meaning assigned to such term in the recitals hereto.

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“Extending Lender” has the meaning assigned to such term in Section 2.21(a).
“Extension” has the meaning assigned to such term in Section 2.21(a).
“Extension Closing Date” has the meaning assigned to such term in Section 2.21(b).
“Extension Notice” has the meaning assigned to such term in Section 2.21(a).
“Facility Fee” has the meaning assigned to such term in Section 2.12(a).
“Facility Fee Rate” means the applicable rate per annum set forth under the caption “Facility Fee” in clause (a) of the definition of Applicable Rate.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding business day by the NYFRB as the effective federal funds rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” has the meaning assigned to such term in the Commitment Letter.
“Financial Officer” means, with respect to any Person, the chief financial officer, treasurer, assistant treasurer or controller of such Person.
“First Amendment” means that certain Amendment No. 1, dated as of September 21, 2023, among the Borrower, the Administrative Agent and the Lenders party thereto.
“First Amendment Effective Date” means September 21, 2023.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Closing Date, the further modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate.
“Foreign Lender” means a Lender which is not a U.S. Person.
“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Revolving Lender, (a) with respect to each L/C Issuer, such Defaulting Revolving Lender’s Applicable Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such L/C Issuer, other than L/C Exposure as to which (i) such Defaulting Revolving Lender shall have funded its participation in accordance with Section 2.05(c) or (ii) such Defaulting Revolving Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Revolving Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which (i) such Defaulting Revolving Lender shall have funded its participation in accordance with Section 2.04(c) or (ii) such Defaulting Revolving Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

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“FSHCO” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) in one or more CFCs.
“Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, in each case, whether state or local, and any agency, department, ministry, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra national bodies such as the European Union or the European Central Bank.
“Greenhouse Gas Protocol Corporate Accounting and Reporting Standard” means the corporate accounting and reporting standard for greenhouse gas emissions published by the World Business Council for Sustainable Development and the World Resources Institute, as amended from time to time.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum reasonably anticipated monetary liability as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Responsible Officer of the Borrower)).
“Guarantors” means, collectively, each Subsidiary party to the Guaranty, it being understood that at such time as such Subsidiary is released from its obligations under the Guaranty in accordance with the terms hereof, such Subsidiary shall cease to be a Guarantor.
“Guaranty” means the Guaranty Agreement dated as of June 28, 2022, among the Borrower, the Guarantors party thereto and the Administrative Agent, as supplemented from time to time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or poly-fluorinated substances, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.
“Honor Date” has the meaning assigned to such term in Section 2.05(c)(i).

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“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.20) and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments and/or Incremental Term Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Term Loans of any Class hereunder, expressed as an amount representing the maximum aggregate principal amount of such Term Loans of such Class to be made by such Lender.
“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.20.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount thereof becomes fixed and determinable and is not paid within 30 days of becoming due and payable), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (if such Person has not assumed such Indebtedness of others, then the amount of Indebtedness of such Person under this clause (d) shall be the lesser of (i) the amount of such Indebtedness of others and (ii) the fair market value of such property, as reasonably determined by the Borrower), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of standby letters of credit and letters of guaranty (x) supporting Indebtedness or (y) obtained for any purpose not in the ordinary course of business and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

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“Information Memorandum” means the Confidential Information Memorandum dated June 2022 relating to the Borrower distributed to prospective Lenders in connection with the syndication of the Commitments.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan, (b) with respect to any Term Benchmark Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration, after the first day of such Interest Period, (d) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of the month) and the Maturity Date applicable to such Loan and (e) with respect to any Swing Line Loan, the Business Day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding anything herein to the contrary, the initial Interest Period for Loans borrowed on the Closing Date may be of such duration as shall have been separately agreed by the Borrower and the Administrative Agent and set forth in the Borrowing Request delivered with respect thereto, and for the purpose of determining the Term SOFR pursuant to the definition of such term, such Interest Period shall be deemed to have a tenor of three months.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or any Subsidiary or in favor of the L/C Issuer and relating to such Letter of Credit.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).
“KPI Metric” means the Scope 1 & 2 GHG Emissions Reduction Percentage.
“KPI Metric Inaccuracy” has the meaning assigned to such term in Section 2.25(d).
“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) that sets forth the calculations for the KPI Metric for a specific calendar year and that has been reviewed by the Sustainability Assurance Provider.

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“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been (a) reimbursed by the Borrower in accordance with Section 2.05(c) or (b) refinanced as a Revolving Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof or increase of the amount thereof.
“L/C Disbursement” means a payment made by the applicable L/C Issuer pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.
“L/C Issuer” means (a) each of JPMorgan and Bank of America, N.A. and (b) any other Revolving Lender that becomes an L/C Issuer in accordance with Section 2.05(g), each in its capacity as an issuer of Letters of Credit hereunder, but excluding any such Person that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal). Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such L/C Issuer shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).
“L/C Issuer Sublimit” means, with respect to any L/C Issuer, the maximum aggregate amount of the outstanding L/C Exposure that may be attributable to Letters of Credit issued by such L/C Issuer. The amount of each L/C Issuer’s L/C Sublimit is set forth on Schedule 2.05B or, in the case of any L/C Issuer that becomes an “L/C Issuer” hereunder pursuant to Section 2.05(g), in the applicable written agreement referred to in such Section or, in each case, is such other maximum aggregate amount with respect to such L/C Issuer as may have been agreed in writing (and notified in writing to the Administrative Agent) by such L/C Issuer and the Borrower.
        “Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), each Arranger, each Person set forth on the cover page of this Agreement as a Syndication Agent or a Co-Documentation Agent, each Sustainability Structuring Agent, each Lender (including the Swing Line Lender) and each Related Party of any of the foregoing Persons.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means any Existing Letter of Credit and any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Maturity Date then in effect.

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“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio as of such day of (a) Total Indebtedness to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such last day.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Guaranty, the Incremental Facility Agreements and, other than for purposes of Section 9.02, each Note and any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.24.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority in Interest”, when used in reference to Lenders of any Class, means, subject to Section 2.22, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and the unused Revolving Commitments of all Revolving Lenders outstanding or in effect at such time and (b) in the case of the Term Lenders of any Class, Lenders having Term Loans or Term Commitments of such Class representing more than 50% of the sum of all the Term Loans and unused Term Commitments of such Class of all Term Lenders of such Class outstanding or in effect at such time; provided that, for purposes of clause (a) above, the Revolving Credit Exposure of the Revolving Lender that is the Swing Line Lender shall be deemed to exclude any amount of its Swing Line Exposure in excess of its Applicable Percentage of the aggregate principal amount of the outstanding Swing Line Loans, adjusted to give effect to any reallocation under Section 2.22 of the Swing Line Exposures of Defaulting Revolving Lenders in effect at such time, and the unused Revolving Commitment of such Revolving Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Margin Stock” means “margin stock” as defined in Regulations U and X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders pursuant to this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $80,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.
“Material Subsidiary” means (a) each Subsidiary the total assets of which (determined on a consolidated basis for such Subsidiary and its subsidiaries, but excluding all intercompany items) equal 10.0% or more of the consolidated total assets of the Borrower and its Subsidiaries and (b) each Subsidiary the consolidated revenues of which (determined on a consolidated basis for such Subsidiary

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and its subsidiaries, but eliminating all intercompany items) equal 10.0% or more of the consolidated revenues of the Borrower and its Subsidiaries, in each case as of the last day of the most recently ended Test Period; provided that if at the end of or for any Test Period the combined consolidated total assets or combined consolidated revenues of all Subsidiaries referred to in clause (a) or (b) above do not equal at least 90.0% of the consolidated total assets and 90.0% of the consolidated revenue of the Borrower and its Subsidiaries, then one or more additional Subsidiaries shall be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its subsidiaries) of their total assets or revenues, as the case may be, until the combined consolidated total assets and combined consolidated revenues of all Material Subsidiaries is equal to at least 90.0% of the consolidated total assets and 90.0% of the consolidated revenue of the Borrower and its Subsidiaries; provided further that, solely as the term Material Subsidiary is used for purposes of determining Designated Subsidiaries, each reference in the immediately preceding proviso to 90.0% shall be deemed to be 80.0%.
“Maturity Date” means (a) with respect to the Revolving Loans, the Swing Line Loans and the Letters of Credit, the Revolving Maturity Date, (b) with respect to the Tranche A Term Loans, the Tranche A Term Maturity Date and (c) with respect to any other Class of Loans established hereunder, the maturity date set forth in the applicable Loan Document establishing such Class of Loans.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Revolving Lender, an amount equal to 110% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued by such L/C Issuer and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.24(a)(i), 2.24(a)(ii) or 2.24(a)(iii), an amount equal to 110% of the L/C Exposure and (c) with respect to all other Cash Collateral consisting of other credit support, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.
“MNPI” means material information concerning the Borrower, any Subsidiary or any of their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any of their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.21(a).
“Non-Recourse Receivables Sale” means a sale of accounts receivable and related rights by the Borrower or a Subsidiary to a Person that is not an Affiliate of the Borrower for fair value (i.e., reflecting a fair market discount from face value) and solely for cash consideration payable at the time of such sale; provided that neither the Borrower nor any Subsidiary provides any Guarantee with respect to the payment or collection of any such account receivable or any portion thereof and the purchaser has no recourse to the Borrower or any Subsidiary, or to their assets, in the event of nonpayment of all or any portion of any such account receivable; provided, further, that customary representations and warranties of the Borrower or a Subsidiary in connection with any such sale as to the ownership, validity, absence of Liens, setoff rights and counterclaims and similar matters with respect to the accounts receivable sold (but not as to collectability or creditworthiness of the account debtor) shall not preclude treatment of a sale of such receivables as a Non-Recourse Receivables Sale.
“Note” means a promissory note made by the Borrower in favor of a Lender requesting a note and evidencing Loans made by such Lender, substantially in the form of Exhibit E hereto.

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“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue, at the rate set forth in the Loan Documents, after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) the Specified Swap Obligations. Without limiting the generality of the foregoing, the Obligations includes (i) the obligation to pay principal, interest, Facility Fees, Letter of Credit Fees, expenses, indemnities and other amounts payable by the Borrower and the Guarantors under any Loan Document and (ii) each payment required to be made by the Borrower in respect of any Letter of Credit, including payments in respect of reimbursement of L/C Disbursements, interest thereon (including interest that accrues, at the rate set forth in the Loan Documents, after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest is an allowed claim in such proceeding) and obligations to provide Cash Collateral.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an

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Alternative Currency, an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned to such term in Section 9.04(e).
“Participant Register” has the meaning assigned to such term in Section 9.04(f).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Payment” has the meaning assigned to such term in Section 8.06(c).
“Payment Notice” has the meaning assigned to such term in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, bailee’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)    pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety, customs, payment and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiaries, taken as a whole;

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(g)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;
(h)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;
(i)    Liens in favor of a banking or other financial institution arising as a matter of law and banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness;
(j)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and financial assets maintained with securities intermediaries;
(k)    Liens of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on the items in the course of collection;
(l)    Liens arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments or bailments entered into by the Borrower and the Subsidiaries in the ordinary course of business;
(m)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)    Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(p)     (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and permitted by this Agreement and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods;
(1)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;
(r)    Liens that are contractual rights of set-off;
(s)    leases, nonexclusive licenses, subleases or nonexclusive sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the ordinary course of business of the Borrower and the Subsidiaries, taken as a whole; and
(t)    Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pricing Certificate” means a certificate substantially in the form of Exhibit H executed by a Responsible Officer of the Borrower and attaching (a) true and correct copies of the KPI Metrics Report for the most recently ended calendar year and setting forth the KPI Metric, the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment and the Sustainability Facility Fee Rate Adjustment, in each case for the period covered thereby and computations in reasonable detail in respect thereof and (b) either a review report or an independent assurance statement (or similar document or report) of the Sustainability Assurance Provider confirming that the Sustainability Assurance Provider is not aware of any modifications that should be made to such computations of the KPI Metric in order for it to be presented in all material respects in conformity with the Standard for Sustainability Reporting.
“Pricing Certificate Inaccuracy” has the meaning assigned to such term in Section 2.25(d).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 5.01.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.19.
“Qualified Material Acquisition” means any Acquisition by the Borrower or any Subsidiary that involves the incurrence by the Borrower or its Subsidiaries of Indebtedness to finance the consideration therefor (including refinancing of any Indebtedness of the acquired Person), or assumption by the Borrower or its Subsidiaries of existing Indebtedness of the acquired Person (or the acquired business unit or division), in an aggregate principal amount of $250,000,000 or more.
“Recipient” means (a) the Administrative Agent, (b) any L/C Issuer and (c) any Lender.
“Reference Time”, with respect to any setting of the then current Benchmark shall mean (a) if such Benchmark is the Adjusted Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the Adjusted EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is the Adjusted TIBO Rate, 1:00 p.m., Japan time, two Business Days preceding the date of such setting, (d) if such Benchmark is the Daily Simple SONIA, then two RFR Business Days prior to such setting or (e) otherwise, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(c).

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board, the NYFRB and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto.
“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in dollars, the Adjusted Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euro, the Adjusted EURIBO Rate, (c) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBO Rate, (d) with respect to any RFR Borrowing denominated in dollars, the Adjusted Daily Simple SOFR and (d) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA.
“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in dollars, the Term SOFR Reference Rate, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Screen Rate or (c) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBO Screen Rate, as applicable.
“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Term Loans, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Term Loans, the Aggregate Revolving Credit Exposure and the unused Commitments of all Lenders outstanding or in effect at such time; provided that, for purposes of the foregoing, the Revolving Credit Exposure of the Revolving Lender that is the Swing Line Lender shall be deemed to exclude any amount of its Swing Line Exposure in excess of its Applicable Percentage of the aggregate principal amount of the outstanding Swing Line Loans, adjusted to give effect to any reallocation under Section 2.22 of the Swing Line Exposures of Defaulting Revolving Lenders in effect at such time, and the unused Revolving Commitment of such Revolving Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the chief executive officer, president, any Financial Officer, secretary or assistant secretary of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Person designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.
“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.
“Revolving Availability Period” means the period from and including the Closing Date to the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Aggregate Revolving Commitments.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $400,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Revolving Loans denominated in dollars outstanding at such time, (b) the sum of the Dollar Equivalents of the aggregate principal amount of such Lender’s Revolving Loans denominated in Alternative Currencies outstanding at such time, (c) its L/C Exposure at such time and (d) its Swing Line Exposure at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“Revolving Maturity Date” means June 28, 2027, as such date may be extended pursuant to Section 2.21; provided that if such day shall not be a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day.
“RFR” means, (a) with respect to any Loan denominated in dollars, the Daily Simple SOFR and (b) with respect to any Loan denominated in Sterling, the SONIA.
“RFR Borrowing” means any Borrowing comprised of RFR Loans.
“RFR Business Day” means, (a) for any Loan denominated in dollars, a US Government Securities Business Day and (b) for any Loan denominated in Sterling, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.
“RFR Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple RFR.
“Sale and Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
“Same Day Funds” means (a) with respect to disbursements and payments in dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“San Diego Excess Amount” has the meaning assigned to such term in Section 6.03(a).
“San Diego Facility” means that certain real property located at 17087 Via Del Campo, 17089 Via Del Campo, 17093 Via Del Campo San Diego CA and 17095 Via Del Campo, San Diego, California, and described as Parcel 2 of Parcel Map No. 13441 filed in the Office of the Recorder of the County of San Diego on August 24, 1984 as Document No. 84-324480 of Official Records.

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“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.
“Scope 1 & 2 GHG Emissions” means, with respect to any calendar year, the aggregate metric tons of carbon dioxide equivalent (MTCO2e) with respect to Scope 1 emissions, and the aggregate metric tons of carbon dioxide equivalent (MTCO2e) with respect to Scope 2 emissions, by the Borrower and its Subsidiaries during such calendar year, determined in all material respects in conformity with the Standard for Sustainability Reporting. It is understood and agreed that, in the event the Borrower or any of its Subsidiaries consummates any Acquisition or any Disposition, the effect of the consummation thereof on the determination of Scope 1 & 2 GHG Emissions for the applicable calendar year or years, including whether and the extent to which such Acquisition or Disposition is taken into account in calculating the Scope 1 & 2 GHG Emissions, shall be as determined by the Borrower, so long as the determination of the Scope 1 & 2 GHG Emissions for the applicable calendar year or years remains in all material respects in conformity with the Standard for Sustainability Reporting.
“Scope 1 & 2 GHG Emissions Applicable Revolver Margin Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, (a) positive 0.020%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is less than the Scope 1 & 2 GHG Emissions Threshold for such calendar year, (b) 0.000%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Threshold for such calendar year but less than the Scope 1 & 2 GHG Emissions Target for such calendar year, and (c) negative 0.020%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Target for such calendar year.
“Scope 1 & 2 GHG Emissions Applicable TLA Margin Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, (a) positive 0.025%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is less than the Scope 1 & 2 GHG Emissions Threshold for such calendar year, (b) 0.000%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Threshold for such calendar year but less than the Scope 1 & 2 GHG Emissions Target for such calendar year, and (c) negative 0.025%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Target for such calendar year.
“Scope 1 & 2 GHG Emissions Facility Fee Rate Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, (a) positive 0.005%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is less than the Scope 1 & 2 GHG Emissions

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Threshold for such calendar year, (b) 0.000%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Threshold for such calendar year but less than the Scope 1 & 2 GHG Emissions Target for such calendar year, and (c) negative 0.005%, if the Scope 1 & 2 GHG Emissions Reduction Percentage for the calendar year covered by such KPI Metrics Report, as set forth in such KPI Metrics Report, is more than or equal to the Scope 1 & 2 GHG Emissions Target for such calendar year.
“Scope 1 & 2 GHG Emissions Pricing Provisions” means the provisions of this Agreement that set forth adjustments to the Applicable Rate relating to Scope 1 & 2 GHG Emissions, as implemented pursuant to the First Amendment.
“Scope 1 & 2 GHG Emissions Reduction Percentage” means, with respect to any calendar year, commencing with the calendar year ending December 31, 2023, the number (expressed as a percentage) equal to (a) (i) the 2021 Scope 1 & 2 GHG Emissions minus (ii) the Scope 1 & 2 GHG Emissions for such calendar year divided by (b) the 2021 Scope 1 & 2 GHG Emissions, provided that if the foregoing calculation results in a negative number, the Scope 1 & 2 GHG Emissions Reduction Percentage for such calendar year shall be deemed to be equal to zero.
“Scope 1 & 2 GHG Emissions Target” means, with respect to any calendar year, the Scope 1 & 2 GHG Emissions Target for such calendar year as set forth in the Sustainability Table.
“Scope 1 & 2 GHG Emissions Threshold” means, with respect to any calendar year, the Scope 1 & 2 GHG Emissions Threshold for such calendar year as set forth in the Sustainability Table.
“Scope 3 GHG Emissions Amendment” has the meaning assigned to such term in Section 2.26(a).
“Scope 3 GHG Emissions KPI” means a key performance indicator relating to Scope 3 indirect GHG emissions by the Borrower and its Subsidiaries.
“Scope 3 GHG Emissions Pricing Provisions” has the meaning assigned to such term in Section 2.26(b).
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” means the United States Securities Act of 1933.
“SLL Principles” has the meaning assigned to such term in Section 2.26(b).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

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“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.
“Specified Swap Obligations” means any and all obligations of the Borrower and each Subsidiary (including obligations that accrue, at the rate specified therein, after the commencement by or against the Borrower or any Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such obligations are allowed claims in such proceeding) arising under each Swap Contract that (a) was in effect on the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Closing Date or (b) was entered into after the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into.
“Standard for Sustainability Reporting” means the provisions of the Greenhouse Gas Protocol Corporate Accounting and Reporting Standard applicable with respect to the location-based method for tracking emissions.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the EURIBO Rate or the TIBO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (based on the definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” mean the lawful currency of the United Kingdom.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Sustainability Assurance Provider” means a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, which is identified in the KPI Metrics Report referred to in the initial Pricing Certificate delivered pursuant to Section 5.01(d); provided that the Borrower may, from time to time, designate a replacement Sustainability Assurance Provider so long as any such replacement is (a) a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, or (b) another firm designated by the Borrower and approved by the Required Lenders. The Sustainability Assurance Provider initially designated by the

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Borrower and any such replacement shall apply substantially the same review standards and methodology as those used in the International Standard for Assurance Engagements ISAE 3000 (revised), except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrower and approved by the Required Lenders.
“Sustainability Facility Fee Rate Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the Scope 1 & 2 GHG Emissions Facility Fee Rate Adjustment for such period.
“Sustainability Pricing Adjustment Date” has the meaning assigned to such term in Section 2.25(a).
“Sustainability Recalculation Event” means any Acquisition and any Disposition, in each case, permitted under this Agreement if such Acquisition or such Disposition would, after giving pro forma effect thereto, result in an increase or decrease in the consolidated total assets of the Borrower or the consolidated revenues of the Borrower, in each case, as of the end of or for the Test Period most recently ended prior to the consummation of such Acquisition or Disposition by 10.0% or more.
“Sustainability Report” means the Borrower’s annual environmental, social and governance report, prepared in a manner consistent with the 2021 ESG Report, made publicly available by the Borrower on the website of the Borrower at www.teradata.com.
“Sustainability Revolver Margin Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the Scope 1 & 2 GHG Emissions Applicable Revolver Margin Adjustment for such period.
“Sustainability TLA Margin Adjustment” means, with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the Scope 1 & 2 GHG Emissions Applicable TLA Margin Adjustment for such period.
“Sustainability Structuring Agent” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.
“Sustainability Table” means the Sustainability Table set forth on Schedule 1.01.
“Swap Bank” means each holder of Specified Swap Obligations.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing Request” means a request by the Borrower for a Swing Line Loan in accordance with Section 2.04(b), which shall be substantially in the form of Exhibit F or such other form as shall be approved by the Swing Line Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swing Line Loans outstanding at such time (excluding, in the case of the Revolving Lender that is also the Swing Line Lender, Swing Line Loans outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swing Line Loans), adjusted to give effect to any reallocation under Section 2.22 of the Swing Line Exposures of Defaulting Revolving Lenders in effect at such time, and (b) in the case of the Revolving Lender that is also the Swing Line Lender, the aggregate principal amounts of all Swing Line Loans outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swing Line Loans.
“Swing Line Lender” means JPMorgan in its capacity as lender of Swing Line Loans hereunder.
“Swing Line Loan” means a Loan made pursuant to Section 2.04.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.
“Term Benchmark Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR (other than as a result of clause (c) of the definition of “Base Rate”), the Adjusted EURIBO Rate or the Adjusted TIBO Rate.
“Term Commitment” means a Tranche A Term Commitment or any other Class of Term Commitment established pursuant to Section 2.20.
“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
“Term Loan” means a Tranche A Term Loan or any other Class of Term Loans established pursuant to Section 2.20.
“Term Loan Borrowing” means a Borrowing comprised of Term Loans.

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“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR (other than as a result of clause (c) of the definition of “Base Rate”).
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Period” means, as of any date, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which consolidated financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, are referred to in Section 3.04(a)).
“TIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, the TIBO Screen Rate as of 1:00 p.m., Japan time, two Business Days prior to the commencement of such Interest Period.
“TIBO Screen Rate” means a rate per annum equal to the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person which takes over the administration of that rate) for the applicable period displayed on the Reuters screen page that displays such rate (currently DTIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).
“TIBOR Borrowing” means a Borrowing comprised of TIBOR Loans.
“TIBOR Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted TIBO Rate.
“Total Indebtedness” means, as of any date, (a) the aggregate amount of Indebtedness of the Borrower and the Subsidiaries on such date, without duplication, as determined on a consolidated basis in accordance with GAAP, but only to the extent such Indebtedness is of the type referred to in clause (a), (b), (c) and (f) of the definition of the term Indebtedness plus (b) the aggregate amount of Indebtedness of the Borrower and the Subsidiaries on such date, without duplication, of the type referred to in clause (d) or (e) of the definition of Indebtedness, but only to the extent such Indebtedness is with respect to Indebtedness of the type referred to in clause (a) of this definition of any Person that is not the Borrower or a Subsidiary; provided that, for purposes of determining Total Indebtedness at any time after the definitive agreement for any Qualified Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Qualified Material Acquisition shall, unless such Qualified Material Acquisition has been consummated, be disregarded.

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“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The aggregate amount of the Lenders’ Tranche A Term Commitments as of the Closing Date is $500,000,000.
“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.
“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(b).
“Tranche A Term Maturity Date” means June 28, 2027; provided that if such day shall not be a Business Day, the Tranche A Term Maturity Date shall be the immediately preceding Business Day.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and by any Loan Party of each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (other than as a result of clause (c) of the definition of “Base Rate”), the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Adjusted Daily Simple SOFR (if applicable pursuant to Section 2.14), the Daily Simple SONIA or the Base Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unreimbursed Amount” has the meaning assigned to such term in Section 2.05(c)(i).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.19.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

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“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” or “¥” mean the lawful currency of Japan.
SECTION 1.0b.Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”).
SECTION 1.0c.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.0d.Accounting Terms; GAAP; Pro Forma Calculations.

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(i)Except as otherwise expressly provided herein, all terms of accounting or financial nature used herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP; provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, including the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent that such change would require the recognition of right-of-use assets and lease liabilities for any lease (or similar arrangement conveying the right to use) that would not be classified as a capital lease under GAAP as it was in effect on December 31, 2018.
(ii)If any change occurring at any time after the Closing Date in GAAP or in the application thereof (including the adoption of IFRS) would affect the computation of any financial ratio or any other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or other provision to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or other provision shall continue to be interpreted in accordance with GAAP or the application thereof as in effect immediately prior to such change therein.
(iii)All pro forma computations required to be made hereunder giving effect to any Acquisition, Disposition or other transaction shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the applicable Test Period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months).
SECTION 1.0e.Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in an Alternative Currency on each applicable Exchange Rate Date, in each case using the Exchange Rate for such Alternative Currency in relation to dollars in effect on the date of determination, and such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence.
SECTION 1.0f.Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The

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Administrative Agent and its Affiliates and/or other related Persons may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for Liabilities of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.0g.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE 2

The Credits
SECTION 1.0a.Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period denominated in dollars or in any Alternative Currency in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments or (iii) the Alternative Currency Exposure exceeding $100,000,000 and (b) each Tranche A Term Lender severally agrees to make a Tranche A Term Loan denominated in dollars to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche A Term Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow Revolving Loans under this Section 2.01, prepay Revolving Loans under Section 2.11 and reborrow Revolving Loans under this Section 2.01. Amounts repaid or prepaid in respect of the Tranche A Term Loans may not be reborrowed.
SECTION 1.0b.Loans and Borrowings. (a) Each Revolving Loan or Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swing Line Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(i)Subject to Section 2.14, (i) each Term Loan Borrowing shall be comprised entirely of (A) Term SOFR Loans or (B) Base Rate Loans, as the Borrower may request in accordance herewith and (ii) each Revolving Loan Borrowing shall be comprised entirely of (A) in the case of a Revolving Loan Borrowing denominated in dollars, (1) Term SOFR Loans or (2) Base Rate Loans, as the Borrower may request in accordance herewith, (B) in the case of a Revolving Loan Borrowing denominated in Euro, EURIBOR Loans, (C) in the case of a Revolving Loan Borrowing denominated in Sterling, SONIA Loans and (D) in the case of a Revolving Loan Borrowing denominated in Yen, TIBOR Loans. Each Swing Line Loan shall be a Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(ii)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing

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Multiple and not less than the Borrowing Minimum; provided that (i) any Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Term Benchmark Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class. At the time each RFR Borrowing or Base Rate Borrowing (other than a Swing Line Loan) is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that any RFR Borrowing or Base Rate Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or, in the case of Base Rate Borrowings, that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c). Each Swing Line Loan shall be in an amount that is not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time.
(iii)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Borrowing.
SECTION 1.0c.Requests for Borrowings. (a) To request a borrowing of Revolving Loans or Term Loans, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent a written Borrowing Request, executed by a Responsible Officer of the Borrower. Each Borrowing Request must be received by the Administrative Agent (i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of the proposed Borrowing and (iii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(1)the currency and aggregate principal amount of the requested Borrowing;
(2)the Class of the requested Borrowing;
(3)the date of such Borrowing, which shall be a Business Day;
(4)the Type of such Borrowing;
(5)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(6)the location and number of the Borrower’s account (or other recipient’s account designated in accordance with Section 2.06(a)) to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in dollars, a Base Rate Borrowing and (B) in the case of a Borrowing denominated in any Alternative Currency, a Borrowing of such Type as is permitted for such Alternative Currency under Section 2.02(b). If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to currency is specified with respect to any Borrowing, then the Borrower shall be deemed to have selected dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(i)After giving effect to all borrowings of Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than a total of 10 (or

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such greater number as shall be reasonably acceptable to the Administrative Agent) Term Benchmark Borrowings and RFR Borrowings outstanding.
SECTION 1.0d.Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in its sole discretion, to make Swing Line Loans denominated in dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding $50,000,000, (ii) the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments or (iv) any Fronting Exposure for the Swing Line Lender; provided that the Swing Line Lender shall not be required to, but may, make Swing Line Loans, in its sole discretion, to refinance outstanding Swing Line Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Each Swing Line Loan shall be in an amount that is not less than $1,000,000 or an integral multiple of $500,000 in excess thereof.
(i)To request a Swing Line Loan, the Borrower shall notify the Swing Line Lender and the Administrative Agent of such request by delivering to the Swing Line Lender and the Administrative Agent a written Swing Line Borrowing Request, executed by a Responsible Officer of the Borrower. Each Swing Line Borrowing Request must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Borrowing Request, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Borrowing Request and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received written notice from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York City time, on the proposed borrowing date (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in first sentence of Section 2.04(a) or (B) that one or more of the conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, not later than 3:00 p.m., New York City time, on the borrowing date specified in the applicable Swing Line Borrowing Request, make the amount of its Swing Line Loan available to the Borrower.
(ii)The Swing Line Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 2:00 p.m., New York City time, on such Business Day, and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in making any Swing Line Loan, the Swing Line Lender shall, unless the Swing Line Lender shall have theretofore received notice from the Administrative Agent referred to in clause (B) of Section 2.04(b), be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan), in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and

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the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 1.0e.Letters of Credit.
(i)General.
(1)Subject to the terms and conditions set forth herein, each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, that the Borrower may request (but the obligation of any L/C Issuer to honor such request shall be in its sole discretion) the issuance of standby Letters of Credit denominated in dollars, for its own account or, so long as the Borrower is a joint and several co-applicant with such Subsidiary, for account of any of its Subsidiaries, in a form reasonably acceptable to such L/C Issuer, at any time and from time to time during the Revolving Availability Period. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application, any other Issuing Document or other agreement submitted by the Borrower or any Subsidiary to, or entered into by the Borrower or any Subsidiary with, any L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including Section 2.05(c)), to be a Letter of Credit issued hereunder and the Borrower shall be deemed to be the applicant and account party for each Existing Letter of Credit.
(2)No L/C Issuer shall issue any Letter of Credit if:
(a)(1) the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance (or, in the case of any extension thereof, 12 months after such extension) or (2) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable L/C Issuer pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (2) above), subject to a right on the part of such L/C Issuer to prevent any such extension from occurring by giving notice to the beneficiary in advance of any such extension;
(b)immediately after giving effect to such Letter of Credit, the L/C Exposure would exceed $50,000,000;
(c)immediately after giving effect to such Letter of Credit, (1) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitments, (2) the Revolving Credit Exposure of any Revolving Lender would

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exceed the Revolving Commitment of such Revolving Lender or (3) in the event the Revolving Maturity Date shall have been extended as provided in Section 2.21, the total L/C Exposure attributable to Letters of Credit expiring after any Existing Maturity Date would exceed the Aggregate Revolving Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit;
(d)unless otherwise agreed by such L/C Issuer, immediately after giving effect to such Letter of Credit, the L/C Exposure attributable to Letters of Credit issued by such L/C Issuer would exceed the L/C Issuer Sublimit of such L/C Issuer; or
(e)the currency requested for such Letter of Credit is anything other than dollars.
(3)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(a)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or request that such L/C Issuer refrain from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(b)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(c)except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;
(d)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(e)any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(4)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

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(5)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(6)Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers or any of them.
(ii)Notice of Issuance, Amendment or Extension; Certain Conditions.
(1)Each Letter of Credit shall be issued or amended (other than automatic extensions of the expiry date permitted by paragraph (a) of this Section), as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent reasonably in advance of the proposed issuance date or date of amendment, but in any event not later than 11:00 a.m., New York City time, three Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
(2)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent (including at the request of any Lender) or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the conditions set forth in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer may, on the

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requested date and in its sole discretion, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit or an amendment to a Letter of Credit increasing the amount thereof, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(3)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(iii)Drawings and Reimbursements; Funding of Participations.
(1)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower agrees to pay to the L/C Issuer that is the issuer of any Letter of Credit that has been drawn upon the amount of all draws thereunder, in dollars, no later than (x) 1:00 p.m., New York City time, on the Business Day on which such L/C Issuer has provided notice thereof to the Borrower if such notice has been provided prior to 10:00 a.m., New York City time, on such Business Day, or (y) no later than 1:00 p.m., New York City time, on the next succeeding Business Day after the Borrower receives such notice from such L/C Issuer if such notice is not received prior to 10:00 a.m., New York City time, on such day (each such date, an “Honor Date”), and such L/C Issuer shall provide prompt notice to the Administrative Agent of such reimbursement. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent thereof, whereupon the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Base Rate Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of Base Rate Borrowings, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and each Revolving Lender’s Revolving Credit Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(2)Each Revolving Lender shall upon any notice pursuant to Section 2.05(c)(i) make Same Day Funds in dollars available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at such account of the Administrative Agent as shall have been most recently designated by the Administrative Agent for such purpose by notice to the Revolving Lenders, in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to the Borrower in such amount. The

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Administrative Agent shall remit the funds so received to the applicable L/C Issuer in dollars.
(3)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Base Rate Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.
(4)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(5)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(6)If any Revolving Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(iv)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable and shall be

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performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:
(1)any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any term or provision herein or therein;
(2)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(3)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(4)waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(5)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(6)any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(7)any payment by any L/C Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(8)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
None of the Administrative Agent, the Lenders, the L/C Issuers or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuers; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential, indirect, special or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit

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comply with the terms thereof. The parties hereto expressly agree that, unless a court of competent jurisdiction shall have determined, in a final, non-appealable judgment, that such L/C Issuer shall have acted with gross negligence or willful misconduct in respect of such determination, such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(v)Repayment of Participations.
(1)At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in dollars and in the same funds as those received by the Administrative Agent.
(2)If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.08(b) (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(vi)Replacement of an L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer (which shall be appointed as provided in paragraph (g) of this Section). The Administrative Agent shall notify the Revolving Lenders of any such replacement of any L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees and other amounts accrued for the account of the replaced L/C Issuer pursuant to Sections 2.05(c) and 2.12(c). After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or amend any existing Letters of Credit.
(vii)Additional L/C Issuers. The Borrower may, at any time and from time to time, designate as additional L/C Issuer one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent (and shall set forth the L/C Commitment of such designated Revolving Lender), executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (ii) references herein to the term “L/C Issuer” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

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(viii)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any applicable law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade— International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(ix)Reporting of Letter of Credit Information. Each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements and (ii) such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.
(x)L/C Exposure Determination.
(1)Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(2)For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender hereunder shall remain in full force and effect until the L/C Issuers and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
(xi)Letters of Credit Issued for Account of Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, any Subsidiary, or states that any Subsidiary is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable L/C Issuer hereunder for such Letter of Credit (including to reimburse any and all L/C Disbursements thereunder, the payment of interest thereon and the payment of fees due under Section 2.12) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

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SECTION 1.0f.Funding of Borrowings; Administrative Agent’s Clawback. (a) General. Each Lender shall make the amount of each Loan to be made by such Lender hereunder available to the Administrative Agent, at such account of the Administrative Agent as shall have been most recently designated by the Administrative Agent for such purpose by notice to the Lenders, in Same Day Funds in the applicable currency not later than 12:00 p.m., New York City time (or, in the case of Base Rate Loans, if later, the time that is two hours after the delivery to the Administrative Agent of the applicable Borrowing Request), in the case of Loans denominated in dollars, and not later than the applicable time specified by the Administrative Agent, in the case of Loans denominated in an Alternative Currency, in each case, on the proposed date of such Loan specified in the applicable Borrowing Request; provided that Swing Line Loans shall be made as provided in Section 2.04. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by remitting such funds to the account designated by the Borrower in the applicable Borrowing Request (which, if not an account maintained by the Borrower with the Administrative Agent, shall be reasonably acceptable to the Administrative Agent by the Borrower) or, in the case of Base Rate Loans made to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c), to the L/C Issuer specified by the Borrower in the applicable Borrowing Request.
(i)Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
A notice of the Administrative Agent to any Lender, any L/C Issuer or the Borrower with respect to any amount owing under this Section 2.06(b) shall be conclusive, absent manifest error.
(ii)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(iii)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
SECTION 1.0g.Interest Elections. (a) Each Borrowing initially shall be of the Type and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing (if denominated in dollars) to a different Type or to continue such Borrowing (if a Term Benchmark Borrowing) and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options

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with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Loans, which may not be converted or continued. For the avoidance of doubt, the Borrower may not (i) change the currency of any Borrowing or (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).
(i)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering to the Administrative Agent an Interest Election Request, executed by a Responsible Officer of the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(1)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(2)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(3)the Type of the resulting Borrowing; and
(4)if the resulting Borrowing is to consist of Term Benchmark Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(ii)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(iii)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall convert to a Base Rate Borrowing. If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in any Alternative Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall continue for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notice shall be required in the case of an Event of Default under Section 7.01(h) or 7.01(i)), then, so long as such Event of Default is continuing, (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Term Benchmark Borrowing and, unless repaid, each outstanding Term Benchmark Borrowing denominated in dollars shall convert to a Base Rate Borrowing at the end of the Interest Period applicable thereto and (ii) no outstanding Term Benchmark Borrowing denominated in an Alternative Currency may be continued for an Interest Period of more than one month’s duration.
SECTION 1.0h.Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Commitments shall automatically and permanently terminate at 5:00 p.m.,

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New York City time, on the Revolving Maturity Date and (ii) the Tranche A Term Commitments shall automatically and permanently terminate on the earlier of (A) immediately following the making of the Tranche A Term Loans on the Closing Date and (B) 5:00 p.m., New York City time, on the Closing Date.
(i)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swing Line Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitments.
(ii)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter notice as may be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the satisfaction of one or more conditions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if any such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. All Facility Fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.
SECTION 1.0i.Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Maturity Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding.
(i)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ii)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(iii)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further that, in the event of any inconsistency between the records maintained by the Administrative Agent and any Lender’s records, the records of the Administrative Agent shall govern.
(iv)Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by

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such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
SECTION 1.j.Amortization of Term Loans. (a) The Borrower shall repay Tranche A Borrowings on the first Business Day after each date set forth below in the amount under the caption “Installment Amount” as set forth opposite such date below (as such amount may be adjusted pursuant to paragraph (d) of this Section):

Date	Percentage of Aggregate Initial Principle Amount	Installment Amount
June 30, 2022	0%	$0
September 30, 2022	0%	$0
December 31, 2022	0%	$0
March 31, 2023	0%	$0
June 30, 2023	0%	$0
September 30, 2023	0%	$0
December 31, 2023	0%	$0
March 31, 2024	0%	$0
June 30, 2024	1.25%	$6,250,000
September 30, 2024	1.25%	$6,250,000
December 31, 2024	1.25%	$6,250,000
March 31, 2025	1.25%	$6,250,000
June 30, 2025	1.25%	$6,250,000
September 30, 2025	1.25%	$6,250,000
December 31, 2025	1.25%	$6,250,000
March 31, 2026	1.25%	$6,250,000
June 30, 2026	1.25%	$6,250,000
September 30, 2026	1.25%	$6,250,000
December 31, 2026	1.25%	$6,250,000
March 31, 2027	1.25%	$6,250,000

(v)The Borrower shall repay Incremental Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement establishing the Incremental Term Loans of such Class (as such amounts may be adjusted pursuant to paragraph (d) of this Section or pursuant to such Incremental Facility Agreement).
(vi)To the extent not previously paid, (i) all Tranche A Term Borrowings shall be due and payable on the Tranche A Term Maturity Date and (ii) all Incremental Term Loans of any Class shall be due and payable on the maturity date established therefor in the applicable Incremental Facility Agreement.
(vii)Any prepayment of a Tranche A Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Tranche A Term Borrowings to be made pursuant to this Section in direct order of maturity. Any prepayment of Incremental Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section as shall be specified in the applicable Incremental Facility Agreement.

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(viii)Prior to any repayment of any Term Loan Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent (which may be by email or telephone) (in the case of telephone, confirmed promptly by delivery of a written notice) of such selection not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.
SECTION 1.k.Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
(ix)If for any reason the Aggregate Revolving Credit Exposure at any time exceeds the Aggregate Revolving Commitments then in effect, then on the last day of any Interest Period for any Term Benchmark Revolving Borrowing, and on each other date on which any RFR Revolving Borrowing, any Base Rate Revolving Borrowing or any Swing Line Loan shall be outstanding, the Borrower shall prepay the Revolving Loans and Swing Line Loans in an aggregate amount equal to the lesser of (i) the aggregate principal amount of the applicable Loans referred to above and (ii) the amount sufficient to eliminate such excess. If for any reason the Aggregate Revolving Credit Exposure at any time exceeds 105% of the Aggregate Revolving Commitments then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings or Swing Line Loans and, if no such Borrowings shall then be outstanding, Cash Collateralize the L/C Exposure in an aggregate amount equal to the amount of such excess.
(x)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) of any prepayment under paragraph (a) or (b) above, (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a RFR Borrowing, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of repayment and (iii) in the case of prepayment of a Base Rate Borrowing (including a Swing Line Loan), not later than 12:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans; provided that any such notice may be conditioned upon the satisfaction of one or more conditions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if any such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(xi)In the event of the termination of the Aggregate Revolving Commitments, the Borrower shall on the date of such termination reduce the Aggregate Revolving Credit Exposure to zero.
SECTION 1.l.Fees.
(i)Facility Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender, a facility fee (the “Facility Fee”) in dollars equal to the Applicable Rate times the actual daily amount of the Revolving Commitment of such Revolving Lender (or, if the Aggregate Revolving Commitments have terminated, the actual daily amount of the Revolving Credit Exposure of such Revolving Lender), regardless of usage, subject to adjustment as provided in Section 2.22. The Facility Fee shall accrue at all times during the Revolving Availability Period (and thereafter so long as any Revolving Credit Exposure remains outstanding), including at any time during which one or more of the conditions in Section 4.02 is not met. Facilities Fees accrued through and including the last day of each March, June, September and December shall be due and payable in arrears on the 15th day following such last day, commencing with the first such date to occur after the Closing Date; provided that all

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accrued Facility Fees shall be due and payable on the last day of the Revolving Availability Period and, if applicable, any Facility Fees accruing after such last day shall be due and payable on demand. If there is any change in the Applicable Rate during any quarter, the Facility Fee shall be computed separately for each period during such quarter that such Applicable Rate was in effect. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(ii)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender, in accordance, subject to Section 2.22, with its Applicable Percentage, a letter of credit fee (the “Letter of Credit Fee”) in dollars for each Letter of Credit accruing at the rate set forth under the caption “Letter of Credit Fees” in clause (a) of the definition of Applicable Rate on the daily amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit is canceled. Letter of Credit Fees accrued through and including the last day of each March, June, September and December shall be due and payable in arrears on the 15th day following such last day, commencing with the first such date to occur after the Closing Date, provided that all accrued Letter of Credit Fees shall be due and payable on the date on which the Revolving Commitments terminate, and any Letter of Credit Fees accruing after the date on which the Revolving Commitments terminate shall be due and payable on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. All Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(iii)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer accruing at the rate per annum equal to 0.125% on the daily amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit is canceled. Fronting fees accrued through and including the last day of each March, June, September and December shall be due and payable quarterly in arrears on the 15th day following such last day, commencing with the first such date to occur after the Closing Date, provided that all fronting fees shall be payable on the date on which the Revolving Commitments terminate, and any fronting fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In addition, the Borrower shall pay directly to the applicable L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(iv)Other Fees. The Borrower shall pay to the Lenders, in dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
SECTION 1.m.Interest. (a) The Loans comprising each Base Rate Borrowing (including each Swing Line Loan) shall bear interest at the Base Rate plus the Applicable Rate.
(v)The Loans comprising each Term SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(vi)The Loans comprising each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(vii)The Loans comprising each TIBOR Borrowing shall bear interest at the Adjusted TIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

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(viii)The Loans comprising each RFR Borrowing shall bear interest at the applicable Daily Simple RFR plus the Applicable Rate.
(ix)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount (other than Letter of Credit Fees), 2% plus the highest rate applicable to Base Rate Loans as provided in paragraph (a) of this Section or (iii) in the case of Letter of Credit Fees, 2% plus the Applicable Rate (as applicable, the “Default Rate”).
(x)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on any Revolving Loan or Swing Line Loan shall be payable upon termination of the Revolving Commitments. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(xi)All computations of interest for Base Rate Loans (but only when the Base Rate is determined by reference to the Prime Rate), SONIA Loans and TIBOR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(xii)If, as a result of any restatement (other than a change in reporting of historical financials as a result of the Borrower’s election of a new accounting treatment permitted under GAAP) of the financial statements of the Borrower or for any other reason (in each case, other than as a result of any change in GAAP (including the adoption of IFRS)), the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, if such inaccuracy is discovered prior to the termination of all Commitments and repayment of all Loans, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.06 or 2.13(f) or under Article VII.
SECTION 1.n.Alternate Rate of Interest. (a) Subject to Section 2.14(b), if:
(1)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for

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ascertaining the Adjusted Term SOFR, the Adjusted EURIBO Rate, the Adjusted TIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or
(2)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR, the Adjusted EURIBO Rate or the Adjusted TIBO Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) with respect to any Borrowing, at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) in the case of Loans denominated in dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (2) a Base Rate Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or 2.14(a)(ii) and (B) in the case of Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) in the case of Loans denominated in dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan convert to, and shall constitute, (x) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or 2.14(a)(ii) on such day and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected Term Benchmark Loans shall be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent, and (2) any RFR Loan shall convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected RFR Loan shall be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent.

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(xiii)(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(1)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(2)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(3)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR, EURIBO Rate or TIBO Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(4)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for borrowing of, conversion to or continuation of a Term Benchmark Borrowing or RFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in dollars into a request for a borrowing of or conversion to (1) an RFR Borrowing denominated in dollars so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (B) any request for any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14(b), (A) in the case of Loans denominated in dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan convert to, and shall constitute, (1) an RFR Loan denominated in dollars so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected Loan shall be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent, and (2) any RFR Loan shall convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any such affected Loan shall be prepaid in full by the Borrower on the day that the Borrower receives notice thereof from the Administrative Agent.
SECTION 1.o.Increased Costs. (a) If any Change in Law shall:
(1)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBO Rate or Adjusted TIBO Rate) or any L/C Issuer;
(2)subject any Lender or L/C Issuer to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Excluded Taxes);
(3)impose on any Lender or any L/C Issuer or applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or otherwise), then upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(xiv)If any Lender or any L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(xv)A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(xvi)Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 1.p.Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not lost profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 1.q.Taxes.
(i)Withholding of Taxes; Gross-Up. Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely

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pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(ii)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(iii)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(iv)Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(v)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Documents or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause.
(vi)Status of Lenders.
(1)Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through 2.17(f)(ii)(F)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or

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commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f) (to the extent it is legally eligible to do so). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(2)Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(a)in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(b)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(c)in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(d)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (2) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(e)in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit G-4 on behalf of each such direct or indirect partner; or

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(f)any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(3)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vii)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments previously made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(viii)Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.
SECTION 1.r.Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, then, in the case of payments in dollars, prior to 1:00 p.m., New York City time, on the date when due and, in the case of payments in an Alternative Currency, no later than the Applicable Time specified by the Administrative Agent from time to time), in Same Day Funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Borrower, except payments to be made directly to the applicable L/C Issuer or the Swing Line

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Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any applicable law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(ix)Subject to Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.
(x)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans or participations in L/C Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or Term Loans and participations in L/C Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Term Loans and participations in L/C Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in L/C Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.20, 2.21, 2.22 and 2.23, (y) the application of Cash Collateral provided for in Section 2.24, or (z) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(xi)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or each L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. A notice

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by the Administrative Agent to any Lender or any L/C Issuer with respect to any amount owing under Section 2.18(d) shall be conclusive, absent manifest error.
(xii)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(c), 2.07 or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 1.s.Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.17, or if any Lender gives notice pursuant to Section 2.23, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different lending or issuing office for funding or booking its Loans or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.23, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(xiii)If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or a Non-Extending Lender, (iv) any Lender has provided notice pursuant to Section 2.23 or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment, L/C Exposure or Swing Line Exposure is being assigned, each L/C Issuer and/or the Swing Line Lender, as applicable), which consents shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, L/C Advances and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the

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Administrative Agent and the applicable Eligible Assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 1.t.Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment, during the Revolving Availability Period, of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that (A) the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $450,000,000 during the term of this Agreement and (B) any Incremental Commitments established hereunder shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, in each case, such lesser amount as shall be the remaining portion of the maximum Incremental Commitments permitted to be established pursuant to clause (A) or to which the Administrative Agent may reasonably agree). Each such notice shall specify (x) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective and (y) the amount of the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, requested to be established (it being agreed that (1) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (2) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each L/C Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld, delayed or conditioned) solely if such approval would be required under Section 9.04(b) for an assignment of Loans of the applicable Class to such Incremental Lender).
(xiv)The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower, at its election, may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche A Term Commitments and the Tranche A Term Loans; provided that (i) the final scheduled maturity date of any Incremental Term Loans shall not be earlier than the latest Maturity Date with respect to any Class of Term Loans in effect on the date of incurrence of such Incremental Term Loans, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the longest remaining weighted average life to maturity of any Class of Term Loans outstanding on the date of incurrence of such Incremental Term Loans (determined without giving effect to any prepayment thereof that would otherwise modify such weighted average life to maturity), it being understood that, subject to this clause (ii), the amortization schedule applicable to (and the effect thereon of any prepayments of) any Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Lenders, (iii) any Incremental Term Loans thereunder shall be extensions of credit to the Borrower that are Guaranteed only by the Guarantors, and (iv) except for the terms referred to above and subject to paragraph (c) of this Section and except with respect to “effective yield” and components thereof, including fees, (A) the terms of any Incremental Term Loans shall be identical to those applicable to the Tranche A Term Loans or (B) any terms of such Incremental Term Loans that are more favorable to the Incremental Lenders thereof than those contained in this Agreement and the other Loan Documents are then conformed (or added) to this Agreement or the applicable other Loan Documents for the benefit of all the Lenders. In the event any Incremental Term Loans have the same terms as any existing Class of Term Loans then outstanding (disregarding any differences in original issue discount or upfront fees or scheduled amortization if not affecting, or is required to preserve, the fungibility thereof for U.S. federal income tax purposes), such Incremental Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans, and the scheduled amortization installments set forth in

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Section 2.10 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Incremental Term Loans.
(xv)The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date and the use of proceeds thereof, no Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date and the use of proceeds thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Commitments and any related transaction on a pro forma basis (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.06 (calculated as of the last day of the Test Period then most recently ended) and (iv) the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 4.01 on the Closing Date) by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section, including any amendments necessary to establish new Classes of Loans and/or Commitments hereunder (including for purposes of voting (it being agreed that such new Class of Loans and Commitments may be included in the definition of “Required Lenders” and “Majority in Interest” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02)) or to reflect an increase in any existing Class of Loans and/or Commitments and any technical amendments relating thereto.
(xvi)Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.
(xvii)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as it determines to be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitments pursuant to this Section 2.20, the outstanding Revolving Loans, if any, are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished, at the discretion of the Administrative Agent, by, among other things, (i) requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) causing the existing Revolving Lenders to assign portions of their outstanding Revolving Loans to Incremental Revolving Lenders, which assignments shall be deemed to be effective pursuant to Section 9.04, or (iii) by any combination of the foregoing. Notwithstanding the foregoing, in order to eliminate any break funding liability of the Borrower under Section 2.16, if, on the date that any Incremental Revolving

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Commitment becomes effective pursuant to this Section 2.20, any Term Benchmark Revolving Loans are outstanding, such Term Benchmark Revolving Loans may continue to remain outstanding (notwithstanding any other requirement in this Agreement that the Revolving Loans be held by the Revolving Lenders in accordance with their new Applicable Percentages) until the end of the then current Interest Period applicable thereto.
(xviii)Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Class shall make a Loan of such Class to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.
(xix)The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.20(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto.
SECTION 1.u.Extension of Revolving Maturity Date. (a) The Borrower may, by written notice (an “Extension Notice”) delivered to the Administrative Agent not less than 30 days prior to the Revolving Maturity Date then in effect (the “Existing Revolving Maturity Date”), request a one-year extension (each, an “Extension”) of the Existing Revolving Maturity Date, provided that (i) not more than two Extensions may be requested after the Closing Date and (ii) immediately after giving effect to any Extension, the Revolving Maturity Date shall not be more than five years after the applicable Extension Closing Date. The Administrative Agent shall promptly furnish a copy of the Extension Notice to each Revolving Lender, and shall request that each Revolving Lender advise the Administrative Agent whether or not such Revolving Lender agrees to the requested Extension not later than the earlier of (i) 10 days after of receiving such Extension Notice and (ii) 20 days prior to the Existing Revolving Maturity Date. Any Revolving Lender not responding within the above time period shall be deemed to have declined the requested Extension (each Revolving Lender agreeing to the requested Extension being called an “Extending Lender”, and each Revolving Lender declining or deemed to have declined to agree to the requested Extension being called a “Non-Extending Lender”). The decision to agree or withhold agreement to any Extension shall be at the sole discretion of each Revolving Lender.
(xx)If Revolving Lenders constituting a Majority in Interest of the Revolving Lenders shall have agreed to extend the Revolving Maturity Date before the anniversary of the Closing Date immediately following the delivery of the applicable Extension Notice, then, effective as of the Extension Closing Date with respect thereto, the Revolving Maturity Date applicable to the Extending Lenders shall be the first anniversary of the Existing Revolving Maturity Date; provided that no extension of the Revolving Maturity Date pursuant to this Section 2.21 shall become effective unless (the first date on which such consent of the Majority in Interest of the Revolving Lenders is obtained and the conditions specified in this proviso are satisfied with respect to the applicable Extension being called the “Extension Closing Date”) (i) no Default shall have occurred and be continuing as of the Extension Closing Date, (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Extension Closing Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) the Administrative Agent shall have received a certificate dated as of the Extension Closing Date and executed by a Responsible Officer of the Borrower to the effect that the conditions set forth in clauses (i) and (ii) above have been satisfied and (iv) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates and other closing documents as may be reasonably requested by the Administrative Agent in writing and reasonably in advance of such closing. Promptly after the occurrence of any Extension Closing Date, the Administrative Agent shall notify the Lenders thereof. The Commitment of each Non-Extending Lender shall terminate on the Existing Revolving Maturity Date, and the principal amount of any outstanding Revolving Loans made by such Non-Extending Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Non-Extending Lender hereunder, shall be due and payable on the Existing Revolving Maturity Date and on the Existing Revolving Maturity Date the Borrower shall

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also make such other prepayments of the Revolving Loans and Swing Line Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Revolving Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Revolving Commitments and (y) the Revolving Credit Exposure of any Revolving Lender would not exceed its Revolving Commitment. Notwithstanding the foregoing, the Revolving Availability Period, the Letter of Credit Expiration Date and the Revolving Maturity Date (without taking into consideration any Extension pursuant to this Section), as such terms are used in reference to any L/C Issuer or any Letters of Credit issued by such L/C Issuer or the Swing Line Lender or any Swing Line Loans made by the Swing Line Lender, may not be extended without the prior written consent of such L/C Issuer or the Swing Line Lender, as the case may be, it being understood and agreed that, in the event any L/C Issuer or the Swing Line Lender, as the case may be, shall not have consented to any Extension, (A) such L/C Issuer or the Swing Line Lender, as the case may be, shall continue to have all the rights and obligations of an L/C Issuer or the Swing Line Lender, as the case may be, hereunder through the applicable Existing Revolving Maturity Date (or Letter of Credit Expiration Date or the Revolving Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit or make any Swing Line Loan (but shall, in each case, continue to be entitled to the benefits of Sections 2.04 or 2.05, as applicable, 2.15, 2.17 and 9.03 as to the Letters of Credit issued or the Swing Line Loans made prior to such time), and (B) the Borrower (x) shall cause the L/C Exposure attributable to Letters of Credit issued by such L/C Issuer to be zero no later than the day on which such L/C Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to the applicable Extension (and, in any event, no later than the applicable Existing Revolving Maturity Date) and (y) shall repay all Swing Line Loans on the Existing Revolving Maturity Date.
SECTION 1.v.Defaulting Lenders.
(i)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(1)Waivers and Amendments. The Commitments, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, a Majority in Interest of any Class or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly and adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
(2)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, in the case of a Defaulting Revolving Lender, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations

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with respect to Loans under this Agreement and (y) in the case of a Defaulting Revolving Lender, Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or L/C Borrowings or Swing Line Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in L/C Disbursements and Swing Line Loans owed to, all Non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in L/C Disbursements and Swing Line Loans owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Exposure and Swing Line Loans are held by the Revolving Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(3)Certain Fees.
(a)Each Defaulting Revolving Lender shall be entitled to receive Facility Fees payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, (2) any portion of its Swing Line Exposure or L/C Exposure with respect to which it has funded its participations in accordance with Section 2.04(c) or 2.05(c), as applicable, and (3) its L/C Exposure for which it has provided Cash Collateral pursuant to Section 2.24.
(b)Each Defaulting Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its L/C Exposure for which it has provided Cash Collateral pursuant to Section 2.24.
(c)With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Revolving Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Revolving Lender with respect to such Defaulting Revolving Lender’s L/C Exposure or Swing Line Exposure that has been reallocated to such Non-Defaulting Revolving Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Revolving Lender to the extent allocable to such L/C Issuer’s

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or the Swing Line Lender’s, as the case may be, Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(4)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s L/C Exposure (other than any portion thereof attributable to unreimbursed L/C Disbursements with respect to which such Defaulting Revolving Lender shall have funded its participation as contemplated by Section 2.05(c)) and Swing Line Exposure (other than any portion thereof with respect to which such Defaulting Revolving Lender shall have funded its participation as contemplated by Section 2.04(c)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Revolving Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Revolving Lender to exceed such Non-Defaulting Revolving Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation.
(5)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the applicable L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.24.
(ii)Defaulting Lender Cure. If the Borrower, the Administrative Agent and, in the case of any Defaulting Revolving Lender, the Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), then such Lender shall cease to be a Defaulting Lender and, in the case of a Defaulting Revolving Lender, the L/C Exposure and the Swing Line Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any Facility Fees or Letter of Credit Fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.22 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
SECTION 1.w.Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Term Benchmark Loans or RFR Loans (whether denominated in dollars or an Alternative Currency), or to determine or charge interest rates based upon the Adjusted Term

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SOFR, the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Daily Simple SONIA or the Daily Simple SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans in the affected currency or currencies or, in the case of Loans denominated in dollars, to convert Base Rate Loans to Term Benchmark or RFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in dollars, convert all such Term Benchmark Loans or RFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor (if applicable), if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark or RFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 1.x.Cash Collateral.
(i)Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 7.02(c), or (iv) there shall exist a Defaulting Revolving Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(ii)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Revolving Lender, such Defaulting Revolving Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.24(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(iii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.24 or Section 2.05, 2.22 or 7.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund

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participations therein (including, as to Cash Collateral provided by a Defaulting Revolving Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 9.04(b))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
SECTION 1.y.Sustainability Adjustments.
(i)Following the date on which the Borrower provides a Pricing Certificate in respect of the most recently ended calendar year (commencing with the calendar year ending December 31, 2023), the Applicable Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to (i) in the case of the Applicable Revolver Margin, the Sustainability Revolver Margin Adjustment, (ii) in the case of the Applicable TLA Margin, the Sustainability TLA Margin Adjustment and (iii) in the case of the Facility Fee Rate, the Sustainability Facility Fee Rate Adjustment, in each case, as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment and the Sustainability Facility Fee Rate Adjustment shall be applied as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 5.01(d) based upon the KPI Metric set forth in such Pricing Certificate and the calculations of the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment and the Sustainability Facility Fee Rate Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Rate resulting from the delivery of a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the event the Borrower fails to deliver a Pricing Certificate in accordance with Section 5.01(d), the last day such Pricing Certificate could have been delivered pursuant to such Section).
(ii)It is understood and agreed that only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Rate will never be reduced or increased pursuant to this Section 2.25 by more than (i) in the case of the Applicable Revolver Margin, 0.020%, (ii) in the case of the Applicable TLA Margin, 0.025% and (iii) in the case of the Facility Fee Rate, 0.005%, pursuant to the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment and the Sustainability Facility Fee Rate Adjustment, respectively, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Rate by reason of meeting the KPI Metric in any year shall not be cumulative year-over-year.
(iii)It is understood and agreed that if no Pricing Certificate is delivered by the Borrower with regard to a particular calendar year within the period set forth in Section 5.01(d), (i) the Sustainability Revolver Margin Adjustment will be positive 0.020%, (ii) the Sustainability TLA Margin Adjustment will be positive 0.025% and (iii) the Sustainability Facility Fee Rate Adjustment will be positive 0.005%, in each case commencing on the last day such Pricing Certificate could have been delivered pursuant to Section 5.01(d) and continuing until the Borrower delivers a Pricing Certificate to the Administrative Agent for the applicable calendar year.
(iv)If (i)(A) any Lender becomes aware of any material inaccuracy in the calculation of the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment or the Sustainability Facility Fee Rate Adjustment as reported in a Pricing Certificate, based on the KPI Metric reported in such Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and such Lender delivers, not later than 10 Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower becomes aware of a

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Pricing Certificate Inaccuracy or a material inaccuracy in the KPI Metric reported in the Pricing Certificate (a “KPI Metric Inaccuracy”) and the Borrower and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy or a KPI Metric Inaccuracy at the time of delivery of such Pricing Certificate, and (ii) a proper calculation of the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment, the Sustainability Facility Fee Rate Adjustment or the KPI Metric would have resulted in an increase in the Applicable Rate for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent or any Lender), but in any event within 10 Business Days after the Borrower has received written notice of a Pricing Certificate Inaccuracy (in the case of clause (i)(A) above), or has agreed in writing that there was a Pricing Certificate Inaccuracy or a KPI Metric Inaccuracy (in the case of clause (i)(B) above), an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.
It is understood and agreed that any Pricing Certificate Inaccuracy or KPI Metric Inaccuracy shall not constitute a Default or Event of Default; provided that the Borrower complies with the terms of this Section 2.25 with respect to such Pricing Certificate Inaccuracy or KPI Metric Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) written demand for such payment by the Administrative Agent in accordance with such paragraph or (ii) 10 Business Days after the Borrower has received written notice of (in the case of clause (i)(A) of the immediately preceding paragraph), or has agreed in writing that there was (in the case of clause (i)(B) of the immediately preceding paragraph), a Pricing Certificate Inaccuracy or a KPI Metric Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.
(v)Each party hereto hereby agrees that neither any Sustainability Structuring Agent nor the Administrative Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Revolver Margin Adjustment, Sustainability TLA Margin Adjustment or Sustainability Facility Fee Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
(vi)If a Sustainability Recalculation Event shall have occurred after the First Amendment Effective Date, upon the written request of the Borrower or the Required Lenders, the Required Lenders and the Borrower shall negotiate in good faith to amend the Sustainability Table, including the Scope 1 & 2 GHG Emissions Targets and the Scope 1 & 2 GHG Emissions Thresholds set forth therein, to the extent implicated by such Sustainability Recalculation Event and, notwithstanding anything to the contrary in Section 9.02, any such amendment may be effected by an agreement in writing entered into by the Borrower, the Administrative Agent and Lenders constituting a Majority in Interest of the Revolving Lenders and a Majority in Interest of the Tranche A Lenders (it being agreed that no consent of any other Lender shall be required for the effectiveness of such amendment); provided that (i) prior to the effectiveness of any such amendment, the Sustainability Table, the Scope 1 & 2 GHG Emissions Targets and the Scope 1 & 2 GHG Emissions Thresholds then set forth in this Agreement shall remain in effect and (ii) for the avoidance of doubt, no such amendment may increase or decrease (if such increase or decrease would have the effect of reducing the Applicable Rate) the percentages set forth in the definition of the terms Scope 1 & 2 GHG Emissions Applicable Revolving Margin Adjustment, Scope 1 & 2 GHG Emissions Applicable TLA Margin Adjustment or Scope 1 & 2 GHG Emissions Facility Fee Rate Adjustment, in each case, without the prior written consent thereto of each Lender.

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(vii)It is understood and agreed that any amendment or other modification to the Scope 1 & 2 GHG Emissions Pricing Provisions that does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this Section 2.25 shall be subject only to the prior written consent of the Borrower and the Required Lenders, subject to the provisions of clause (G) of the first proviso to Section 9.02(b), clauses (1), (2) and (3) of the second proviso to Section 9.02(b) and Sections 9.02(c)(i) and 9.02(c)(ii).
(viii)The provisions of this Section 2.25 shall be subject to Section 2.26(g).
SECTION 1.z. Scope 3 GHG Emissions Amendment. (a)  After the First Amendment Effective Date, the Borrower may submit a written request to the Administrative Agent that this Agreement be amended to provide for an annual adjustment (an increase, a decrease or no adjustment) to the Applicable Rate based on the performance of the Borrower and its Subsidiaries against the Scope 3 GHG Emissions KPI (such amendment, the “Scope 3 GHG Emissions Amendment”). Such request shall be accompanied by the proposed Scope 3 GHG Emissions KPI, as prepared by the Borrower in consultation with the Sustainability Structuring Agents.
(ix)In connection with a request for the Scope 3 GHG Emissions Amendment, the Borrower shall engage in good faith discussions with the Administrative Agent, the Sustainability Structuring Agents and one or more of the Lenders in respect of the proposed Scope 3 GHG Emissions KPI, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Scope 3 GHG Emissions KPI, including any adjustments to the Applicable Rate, to be set forth in the Scope 3 GHG Emissions Amendment (collectively, the “Scope 3 GHG Emissions Pricing Provisions”); provided that (i) in the case of clause (a) of the definition of Applicable Rate, the amount of any such adjustments shall not result, when aggregated with any such adjustment resulting from the Scope 1 & 2 GHG Emissions Pricing Provisions, in a decrease or an increase of more than (A) 0.01% in the Facility Fee Rate (at any level of the pricing grid set forth in the definition of “Applicable Rate”) and/or (B) 0.04% in the Applicable Revolver Margin (at any level of the pricing grid set forth in the definition of “Applicable Rate”), in each case, during any fiscal year, (ii) in the case of clause (b) of the definition of Applicable Rate, the amount of any such adjustments shall not result, when aggregated with any such adjustment resulting from the Scope 1 & 2 GHG Emissions Pricing Provisions, in a decrease or an increase of more than 0.05% in the Applicable TLA Margin (at any level of the pricing grid set forth in the definition of “Applicable Rate”), in each case, during any fiscal year, (iii) in no event shall the amount of any such adjustment result in the Applicable Rate, whether with respect to the Facility Fee Rate, the Applicable Revolver Margin or the Applicable TLA Margin, being less than 0% at any time and (iii) such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The Borrower agrees and confirms that the Scope 3 GHG Emissions Pricing Provisions shall be consistent with the Sustainability Linked Loan Principles, as published in February 2023, and as it may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”) as of the date of effectiveness of the Scope 3 GHG Emissions Amendment.
(x)The Scope 3 GHG Emissions Amendment (i) shall set forth the Scope 3 GHG Emissions KPI and the Scope 3 GHG Emissions Pricing Provisions and (ii) may contain provisions relating thereto, including, without limitation, the provisions described in this Section 2.26.
(xi)It is understood and agreed that, as part of the Scope 3 GHG Emissions Amendment, Section 2.25 and the related definitions (including the terms KPI Metric, Sustainability Revolver Margin Adjustment, Sustainability TLA Margin Adjustment, Sustainability Facility Fee Rate Adjustment and Pricing Certificate) may be modified to reflect the addition of a new “KPI Metric” and the provisions relating thereto.
(xii)A copy of the proposed Scope 3 GHG Emissions Amendment shall be posted to all the Lenders. The effectiveness of the Scope 3 GHG Emissions Amendment (including the Scope 3 GHG Emissions Pricing Provisions) shall be subject to the execution and delivery thereof by the Borrower, the Administrative Agent and Lenders constituting a Majority in Interest of the Revolving Lenders and a Majority in Interest of the Tranche A Lenders (it being agreed that no consent of any other Lender shall be required for the effectiveness of the Scope 3 GHG Emissions Amendment).

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(xiii)Following the effectiveness of the Scope 3 GHG Emissions Amendment, any amendment or other modification to the ESG Pricing Provisions that does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this Section 2.26 shall be subject only to the prior written consent of the Borrower and the Required Lenders, subject to the provisions of clause (G) of the first proviso to Section 9.02(b), clauses (1), (2) and (3) of the second proviso to Section 9.02(b) and Sections 9.02(c)(i) and 9.02(c)(ii).
(xiv)The Borrower shall use commercially reasonable efforts to request, engage in good faith discussions with respect to and take the actions within the Borrower’s control that are necessary for the effectiveness of, the Scope 3 GHG Emissions Amendment in accordance with this Section 2.26 so that the Scope 3 GHG Emissions Amendment can become effective on or prior to December 31, 2025. For the avoidance of doubt, subject to the Borrower’s compliance with the requirement set forth in the immediately preceding sentence, the failure to execute a Scope 3 GHG Emissions Amendment on or prior to December 31, 2025 shall not constitute a Default or an Event of Default.
ARTICLE 3

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 1.0a.Organization; Powers. Each of the Borrower and the Guarantors (a) is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except, in each case (other than in the case of clause (a) above with respect to the Borrower), where the failure of any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0b.Authorization; Enforceability. The Transactions to be entered into by the Borrower and any Guarantor are within the Borrower’s or such Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organization and, if required, stockholder action of the Borrower or such Guarantor. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower or any Guarantor is to be a party, when executed and delivered by the Borrower or such Guarantor will constitute, a legal, valid and binding obligation of the Borrower or such Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 1.0c.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and any filings of this Agreement with the SEC, (b) do not and will not violate (i) any applicable law or regulation or any order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of the Borrower or any of the Guarantors, (c) do not and will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Guarantors or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Guarantors, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Guarantors, other than Liens permitted under Section 6.02, in each case under clause (a), (b)(i) and (c) above, except to the extent that any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0d.Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2021 and the fiscal quarter and the portion of the fiscal year ended March 31, 2022. Such financial statements

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present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and the Subsidiaries as of such date and for such period in accordance with GAAP, in the case of such quarterly financial statements, subject to normal audit adjustments and the absence of footnotes.
(i)There has been no material adverse change with respect to the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2021.
SECTION 1.0e.Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except where the failure to have such title or interests, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(i)Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights and other intellectual property (other than patents) material to its business without written notice of conflict with the rights of any other Person, except for any such conflicts that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is aware of any claim that its products or services infringe any third party patent, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0f.Litigation and Environmental Matters. (a) There are no actions, suits, proceedings or ongoing investigations by or before any arbitrator or Governmental Authority pending against, nor has the Borrower received written notice threatening any action, suit, proceeding or investigation against or affecting, the Borrower or any of the Subsidiaries (i) which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(i)Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 1.0g.Compliance with Laws. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 1.0h.Investment Company Status. Neither the Borrower nor any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 1.0i.Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all federal and other Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) where the failure to file such returns or reports or make such payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.j.ERISA.
(i)No ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is

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reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has had, or could reasonably be expected to result, in a Material Adverse Effect.
(ii)As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
SECTION 1.k.Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information, including the Information Memorandum, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (when taken as a whole and as modified or supplemented by other information so furnished, and excluding any information of a general economic or industry-specific nature), as of the date so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control and are not to be viewed as facts, that actual results during the period or periods covered by the projections may differ from the projected results, that such differences may be material and that no assurance can be given that any projection will be realized.
SECTION 1.l.Federal Reserve Regulations. (a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(iii)No Letter of Credit and no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation (including on the part of any Lender) of the Regulations of the Federal Reserve Board, including, without limitation, Regulation U or X thereof.
SECTION 1.m.Use of Proceeds. The proceeds of the Loans will be used only (a) to refinance Indebtedness under the Existing Credit Agreements and (b) for general corporate purposes of the Borrower and the Subsidiaries, including Acquisitions and stock repurchases. Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries. The Borrower will not request any Borrowing and will not use, and will procure that the Subsidiaries will not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country. No Borrowing or Letter of Credit, use of proceeds or Transaction will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 1.n.Subsidiaries. As of the date hereof, Schedule 3.14 sets forth a true and complete list of the Subsidiaries and indicates each Designated Subsidiary.
SECTION 1.o.Anti-Corruption Laws and Anti-Money Laundering; Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance in all material respects by the Borrower and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws and applicable Sanctions, and the Borrower and the Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their respective employees and agents are in compliance with Anti-Corruption Laws, anti-money laundering laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary or, to the knowledge of the Borrower, any of their respective directors,

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officers or employees, or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person.
SECTION 1.p.Affected Financial Institution. Neither the Borrower nor any Guarantor is an Affected Financial Institution.
ARTICLE 4

Conditions
SECTION 1.0a.Conditions of Initial Credit Extension. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(i)The Administrative Agent shall have executed a counterpart of this Agreement and shall have received from each other party hereto either (i) a counterpart of this Agreement executed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement.
(ii)The Administrative Agent shall have executed a counterpart of the Guaranty and shall have received from the Borrower and each Designated Subsidiary set forth on Schedule 3.14 either (i) a counterpart of the Guaranty executed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) that such Person has signed a counterpart of the Guaranty.
(iii)The Administrative Agent shall have received the following:
(1)a certificate of the Borrower and each Guarantor, dated the Closing Date and executed by the secretary or an assistant secretary of the Borrower or such Guarantor and in form and substance reasonably satisfactory to the Administrative Agent, attaching (i) a copy of the charter, certificate of organization or a similar organizational document of the Borrower or such Guarantor, which shall be certified as of a recent date prior to the Closing Date by the appropriate Governmental Authority, and the bylaws, limited liability company agreement, partnership agreement or a similar organizational document of the Borrower or such Guarantor, (ii) signature and incumbency certificates of the officers of the Borrower or such Guarantor executing any Loan Document, (iii) resolutions of the board of directors or a similar governing body of the Borrower or such Guarantor approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of the jurisdiction of organization of the Borrower or such Guarantor, dated the Closing Date;
(2)a certificate of the Borrower, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying that, as of the Closing Date, (i) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing; and
(3)favorable written opinions addressed to the Administrative Agent and the Lenders and dated as of the Closing Date of Thompson Hine LLP, special counsel to the Borrower, and covering such matters relating to the Borrower, the Guarantors, the Loan

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Documents or the transactions contemplated hereby as the Administrative Agent shall reasonably request.
(iv)Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Closing Date (or such later date as the requesting Lender may agree).
(v)The Borrower shall have paid, on or prior to the Closing Date, all fees, expenses and other amounts payable by it on or prior to the Closing Date under this Agreement, the Commitment Letter and the Fee Letters.
(vi)The Existing Credit Agreement Refinancing shall have occurred, or substantially concurrently with the effectiveness of this Agreement shall occur, and the Administrative Agent shall have received customary evidence thereof.
For purposes of determining satisfaction of the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender or the Administrative Agent.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 1.0b.Conditions to all Credit Extensions. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan) and of each L/C Issuer to make any L/C Extension is subject to the receipt of a request therefor in accordance herewith and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(i)The representations and warranties of the Borrower and the Guarantors set forth in the Loan Documents (other than, after the Closing Date, the representations and warranties set forth in Sections 3.04(b) and 3.06(a)(i)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of such L/C Extension, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(ii)No Default shall exist at the time of, or would result from, such Borrower or such L/C Extension or from the application of the proceeds thereof.
On the date of any Borrowing (other than any conversion or continuation of any Loan) or any L/C Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) above have been satisfied.
ARTICLE 5

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

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SECTION 1.0a.Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:
(i)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers, LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP;
(ii)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter or such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate, duly completed and executed by a Financial Officer of the Borrower;
(iv)as soon as available and in any event within 210 days following the end of each calendar year of the Borrower (commencing with the calendar year ending December 31, 2023), the Borrower shall deliver to the Administrative Agent and the Lenders a Pricing Certificate for the most recently ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or an Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 210-day period shall result in the Sustainability Revolver Margin Adjustment, the Sustainability TLA Margin Adjustment and the Sustainability Facility Fee Rate Adjustment being applied as set forth in Section 2.25(c));
(v)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
(vi)promptly following any request therefor, (i) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and (ii) such other information regarding sustainability matters and practices of the Borrower or any Subsidiary (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it; and
(vii)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information and documents required to be delivered pursuant to clause (a), (b) and (e) of this Section shall be deemed to have been delivered to the Administrative Agent if such information, or one or more annual or quarterly reports containing such information, or documents shall have been posted by the Administrative Agent on the Approved Electronic Platform or shall be publicly available on the website of the SEC at http://www.sec.gov or on the “Investor Relations” page of the website of the Borrower at http://www.teradata.com. Information required to be delivered pursuant to this Section to the

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Administrative Agent may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the information or documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted information or documents or requesting delivery of paper copies of such information or document to it and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent, the Arrangers and/or the Sustainability Structuring Agents may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI and who may be engaged in investment and other market-related activities with respect to securities of the Borrower or any Subsidiary. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Sustainability Structuring Agents, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
SECTION 1.0b.Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:
(i)the occurrence of any Default;
(ii)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(iv)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(v)notice of a Pricing Certificate Inaccuracy or a KPI Metric Inaccuracy.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 1.0c.Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of business of the Borrower and the Subsidiaries, taken as a whole, except (other than in the case of clause (a) with respect to the Borrower) to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided further, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

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SECTION 1.0d.Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0e.Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing shall prevent the Borrower or any Subsidiary from discontinuing the operation or maintenance of any such property if such discontinuance could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to customary self-insurance).
SECTION 1.0f.Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which entries that are true and correct in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 1.0g.Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders (including ERISA if applicable) of any Governmental Authority applicable to it or its property, except where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance in all material respects by the Borrower and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws and applicable Sanctions.
SECTION 1.0h.Guarantors. Within 60 days (or such longer period of time as the Administrative Agent may agree to in its discretion) after (a) the formation or acquisition of any new direct or indirect Subsidiary by the Borrower that qualifies as a Designated Subsidiary or (b) any existing Subsidiary becoming a Designated Subsidiary, the Borrower shall, at the Borrower’s expense, (i) cause such Designated Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty in the form set forth therein, pursuant to which such Designated Subsidiary shall join as a party to the Guaranty, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent, documents, opinion of counsel and certificates with respect to such Designated Subsidiary of the type referred to in Sections 4.01(c)(i) and 4.01(c)(iii) (it being agreed that any legal opinion may be given by in-house counsel).
SECTION 1.0i.Use of Proceeds. (a) The proceeds of the Loans will be used only (i) to refinance Indebtedness under the Existing Credit Agreements and (ii) for general corporate purposes of the Borrower and the Subsidiaries, including Acquisitions and stock repurchases. Letters of Credit will be used only for general corporate purposes of the Borrower and the Subsidiaries. The Borrower will not request any Borrowing and will not use, and will procure that the Subsidiaries will not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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(i)No Letter of Credit and no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation (including on the part of any Lender) of the Regulations of the Federal Reserve Board, including, without limitation, Regulation U or X thereof.
ARTICLE 6

Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 1.0a.Subsidiary Indebtedness. The Borrower will not permit any Subsidiary (other than a Guarantor) to create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any renewals, extensions, refinancings or replacements thereof; provided that the amount of such Indebtedness is not increased at the time of such renewal, extension, refinancing or replacement thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension, refinancing or replacement;
(ii)Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or a Subsidiary;
(iii)Guarantees by any Subsidiary of Indebtedness of any other Subsidiary to the extent such Indebtedness is permitted under this Agreement;
(iv)Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction, repair or improvement, as applicable, of any fixed or capital assets (including Capital Lease Obligations); provided that such Indebtedness related to the acquisition, construction, repair or improvement of any fixed or capital assets is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing, repairing or improving such fixed or capital assets or (ii) assumed in connection with the acquisition of any fixed or capital assets, or any demonstration or evaluation equipment, and, in each case, any renewals, extensions, refinancings or replacements thereof; provided that the amount of such Indebtedness is not increased at the time of such renewal, extension, refinancing or replacement thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension, refinancing or replacement;
(v)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary after the Closing Date in connection with an acquisition of assets by such Subsidiary in an Acquisition permitted hereunder; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and any renewals, extensions, refinancings and replacements thereof; provided, further, that the amount of such Indebtedness is not increased at the time of such renewal, extension, refinancing or replacement thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension, refinancing or replacement;
(vi)Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances and similar instruments issued for the account of any Subsidiary in the ordinary course of business;

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(vii)Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;
(viii)(i) Indebtedness with respect to surety, appeal, indemnity, performance, bid or other similar bonds in the ordinary course of business and (ii) Indebtedness in the form of purchase price adjustments, earn-outs, earnest money or similar obligations incurred in connection with any Acquisition or any Disposition or joint venture investment not prohibited hereunder;
(ix)Indebtedness owing to any insurance company in connection with the financing of insurance premiums in the ordinary course of business;
(x)Indebtedness of a special purpose Subsidiary which is established for the purpose of issuing Indebtedness that is guaranteed by the Borrower and which does not own any material assets other than an intercompany loan(s) to the Borrower; and
(xi)other Indebtedness of the Subsidiaries in an aggregate principal amount outstanding at any time that, when aggregated (and, for the avoidance of doubt, excluding any Indebtedness to the extent outstanding in reliance on any other clause of this Section 6.01), without duplication, with (i) the aggregate outstanding amount of all claims and obligations secured by Liens permitted pursuant to Section 6.02(m), (ii) the aggregate amount of Attributable Indebtedness in respect of outstanding Sale and Leaseback Transactions permitted pursuant to Section 6.03(b) and (iii) any San Diego Excess Amount incurred pursuant to Section 6.03(a) does not exceed the greater of (A) $200,000,000 and (B) 20% of Consolidated Tangible Assets as of the last day of the most recent Test Period.
SECTION 1.0b.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(i)Liens created under the Loan Documents;
(ii)Permitted Encumbrances;
(iii)any Lien on any asset (and any additions, attachments, improvements and accessions thereto and the proceeds thereof) of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than additions, attachments, improvements or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement;
(iv)Liens on fixed or capital assets (and any additions, attachments, improvements and accessions thereto and the proceeds thereof) acquired, constructed, repaired or improved by the Borrower or any Subsidiary securing Indebtedness or other obligations incurred to finance such acquisition, construction, repair or improvement (including purchase money Liens) and extensions, renewals, refinancings and replacement thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other assets of the Borrower or any Subsidiary (other than additions, attachments, improvements and accessions thereto and the proceeds thereof); provided further that individual financings of equipment or other fixed or capital assets in favor of any Person (or its Affiliates) that are, in each case, permitted to be secured under this clause (d) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

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(v)any Lien on any asset (and any additions, attachments, improvements and accessions thereto and the proceeds thereof) acquired by the Borrower or any Subsidiary after the Closing Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the Closing Date and prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary (other than additions, attachments, improvements and accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement;
(vi)in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(vii)in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any first rights of refusal, options, put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents or other applicable agreement of such Subsidiary or such other Person or any related joint venture, shareholders’, partnerships or similar agreement;
(viii)Liens on Equity Interests or assets of any Subsidiary that is not a Designated Subsidiary, provided that the aggregate amount of claims secured by such Liens at any time outstanding may not exceed $15,000,000;
(ix)Liens solely on any cash deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction not prohibited hereunder;
(x)Liens deemed to exist in connection with Sale and Leaseback Transactions permitted by Section 6.03(a) or 6.03(c);
(xi)(i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xii)filings of UCC financing statements or other similar filings in foreign jurisdictions with respect to Non-Recourse Receivables Sales permitted by Section 6.04; and
(xiii)other Liens securing claims and obligations in an aggregate amount at any time outstanding that, when aggregated (and, for the avoidance of doubt, excluding any Liens to the extent permitted in reliance on any other clause of this Section 6.02), without duplication, with (i) the aggregate outstanding principal amount of Indebtedness permitted pursuant to Section 6.01(k), (ii) the aggregate amount of Attributable Indebtedness in respect of outstanding Sale and Leaseback Transactions permitted pursuant to Section 6.03(b) and (iii) any San Diego Excess Amount incurred pursuant to Section 6.03(a) does not exceed the greater of (A) $200,000,000 and (B) 20% of Consolidated Tangible Assets as of the last day of the most recent Test Period.
SECTION 1.0c.Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any Sale and Leaseback Transaction; provided, however, that, notwithstanding the above, the Borrower or any Subsidiary may engage in or permit to exist (a) any Sale and Leaseback Transaction with respect to the San Diego Facility, provided that if the

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Attributable Indebtedness incurred in connection therewith exceeds $175,000,000, the amount of such Attributable Indebtedness in excess of $175,000,000 (the amount of such excess, the “San Diego Excess Amount”) shall be included in the calculations set forth in Section 6.01(k), Section 6.02(m) and clause (b) of this Section 6.03, (b) any other Sale and Leaseback Transaction if, immediately after the consummation of such Sale and Leaseback Transaction, the aggregate amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions permitted pursuant to this clause (b), when aggregated, without duplication, with (i) any San Diego Excess Amount incurred under clause (a) of this Section 6.03, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to Section 6.01(k) and (iii) the aggregate outstanding amount of all claims and obligations secured by Liens permitted pursuant to Section 6.02(m) does not exceed the greater of (A) $200,000,000 and (B) 20% of Consolidated Tangible Assets as of the last day of the most recent Test Period and (c) any lease back of all or a portion of real property (and any related personal property or fixtures) sold by it, provided that such lease is for a term not in excess of six months and such sale is not entered into for financing purposes.
SECTION 1.0d.Fundamental Changes. (a) The Borrower will not, and will not permit any Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge or consolidate with or into any Guarantor in a transaction in which the surviving entity is, or substantially concurrently therewith becomes, a Guarantor in accordance with this Agreement, (iii) any Person may merge or consolidate with or into any Guarantor to effect any sale, transfer or other disposition of Equity Interests in, or assets of, such Guarantor in a transaction not prohibited by Sections 6.04(b), (iv) any Guarantor may liquidate or dissolve into the Borrower or another Guarantor (or any Subsidiary that, substantially concurrently therewith, shall become a Guarantor in accordance with this Agreement) and (v) any Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and any distribution or other transfer of assets in connection with such liquidation or dissolution is made to the Borrower or another Subsidiary in an amount consistent with such Person’s ownership of Equity Interests of the Guarantor being dissolved or liquidated.
(i)The Borrower will not, and will not permit the Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets constituting all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole.
SECTION 1.0e.Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Obligations; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.05 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (C) restrictions and conditions contained in agreements relating to the sale, transfer or other disposition of a Subsidiary, or a business unit or division, that are applicable solely pending such sale, transfer or other disposition, provided that such restrictions and conditions apply only to the Subsidiaries (and their Equity Interests), or the assets, that are to be sold, transferred or otherwise disposed of and such sale, transfer or other disposition is permitted hereunder, (D) restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired and were not created in anticipation of such acquisition, (E) in the case of any Subsidiary that is not a wholly owned Subsidiary or the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (F)

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restrictions and conditions applicable to one or more Subsidiaries so long as any such Subsidiary is not a Designated Subsidiary and (G) restrictions and conditions in any agreement or instrument evidencing or governing any other Indebtedness or obligations of the Borrower or any Subsidiary, provided that such restrictions and conditions (when taken as a whole and in the good faith judgment of the Borrower) are on customary market terms for Indebtedness or other obligations of such type and would not reasonably be expected to impair in any material respect the ability of the Borrower and the Guarantors to comply with their obligations under the Loan Documents, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than Indebtedness secured by Liens permitted by Section 6.02(m)) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (B) customary provisions in leases and other contracts restricting the assignment thereof and customary restrictions in respect of intellectual property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such intellectual property and (C) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis.
SECTION 1.0f.Leverage Ratio. The Borrower will not permit the Leverage Ratio on the last day of any Test Period to be more than 3.50 to 1.00; provided that in the event the Borrower or any of the Subsidiaries consummates a Qualified Material Acquisition, the Borrower may, by notice delivered to the Administrative Agent, elect to increase the maximum permitted Leverage Ratio to 4.00 to 1.00 as of the last day of the fiscal quarter during which such Qualified Material Acquisition shall have occurred and as of the last day of each of the three immediately following fiscal quarters; provided further that (a) no such election may be made unless, as of the end of at least two consecutive fiscal quarters immediately preceding such election, the Borrower has maintained a Leverage Ratio of not greater than 3.50 to 1.00 and (b) not more than two such elections may be made after the Closing Date.
ARTICLE 7

Events of Default
SECTION 1.0a.Events of Default. If any of the following events (“Events of Default”) shall occur:
(i)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(ii)the Borrower or any Guarantor shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(iii)any representation, warranty or certification made by or on behalf of the Borrower or any Guarantor in any Loan Document or in any certificate furnished pursuant to or in connection with any Loan Document shall prove to have been materially incorrect when made or, pursuant hereto, deemed made;
(iv)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.09 or in Article VI;
(v)the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

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(vi)the Borrower or any Subsidiary shall be in default with respect to any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (after giving effect to any grace period applicable thereto);
(vii)(i) any event or condition occurs that results in any Material Indebtedness becoming due or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity and any applicable grace period specified in the agreement or instrument evidencing such Material Indebtedness shall have expired, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of assets of the Borrower or any Subsidiary, (2) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement, (3) any requirement to, or to offer to, prepay, repurchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure, (4) any customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (5) any Indebtedness of any Person assumed in connection with an Acquisition to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with the acquisition of such Person or (6) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated;
(viii)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, winding-up or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(ix)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up or other relief under any Debtor Relief Laws now or hereafter in effect (other than any liquidation or dissolution of a Material Subsidiary permitted under Section 6.04(a)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets (other than any liquidation or dissolution of a Material Subsidiary permitted under Section 6.04(a)), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) the board of directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section 7.01;
(x)the Borrower or any Material Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;
(xi)(i) one or more judgments for the payment of money in an aggregate amount in excess of $80,000,000 (to the extent not paid or covered by insurance (other than under a self-insurance program) as to which the insurer does not dispute coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally

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taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment or (ii) any non-monetary judgment, order or decree is entered against the Borrower or any Material Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(xii)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(xiii)a Change in Control shall occur; or
(xiv)any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, other than, in the case of a Guarantor, as a result of the release of such Guarantor from its obligations under the Guaranty as expressly permitted hereunder or thereunder;
then the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the actions described in Section 7.02 and the other provisions of Section 7.02 shall apply.
SECTION 1.0b.Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders, take any or all of the following actions, at the same or different times:
(i)declare the Commitment of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such principal, interest or other amounts shall become due and payable immediately;
(iii)require that the Borrower Cash Collateralize the L/C Exposure (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(iv)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any event described in Section 7.01(h) or Section 7.01(i) with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall immediately and automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall immediately and automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall immediately and automatically become effective, in each case without further act of the Administrative Agent, any Lender or any L/C Issuer and without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 1.0c.Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the L/C Exposure has automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.22 and 2.24, be applied by the Administrative Agent in the following order:

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First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting indemnities and expenses payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the Lenders and the L/C Issuers), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Facility Fees, fronting fees and all other fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Obligations then owing under Swap Contracts to which any Swap Bank is a party and all other Obligations (other than those referred to in clause Fifth below), ratably among the Lenders, the L/C Issuers and the Swap Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05 and 2.24; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Subject to Section 2.05(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Bank, as the case may be. Each Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
ARTICLE 8

The Administrative Agent
SECTION 1.0a.Authorization and Action. (a) Each of the Lenders and L/C Issuers hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and L/C Issuers hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the

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Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(i)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each L/C Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes the Administrative Agent to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Debtor Relief Laws; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(ii)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the L/C Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(1)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any L/C Issuer other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each Lender and each L/C Issuer agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and
(2)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(iii)The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform

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any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
(iv)In case of the pendency of any proceeding with respect to any Loan Party under any Debtor Relief Laws now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(1)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(2)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
SECTION 1.0b.Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).
(i)The Administrative Agent shall be deemed not to have knowledge of (i) any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under such Section is given to the Administrative Agent by the Borrower, or (ii) any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth

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in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not responsible for any loss, cost or expense suffered by any Borrower, any Lender or any L/C Issuer as a result of any determination that any Lender is a Defaulting Lender, or the effective date of such status (it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender), or any determination of the Aggregate Revolving Credit Exposure or the component amounts thereof, any determination of the Exchange Rate or the Dollar Equivalent, any the Central Bank Rate or the Central Bank Rate Adjustment.
(ii)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) in determining compliance with any condition hereunder to the making of a Loan or any L/C Extension that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, as the case may be, may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer sufficiently in advance of the making of such Loan or the issuance, amendment or extension of such Letter of Credit and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, electronic mail or other electronic message, internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof), and may act upon any such oral or telephonic statement prior to receipt of written confirmation, if requested, thereof.
SECTION 1.0c.Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(i)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(ii)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED

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ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(iii)Each Lender and L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or L/C Issuer for purposes of the Loan Documents. Each Lender and L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(iv)Each of the Lenders, the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(v)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 1.0d.Administrative Agent Individually. With respect to its Commitment, Loans (including Swing Line Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or L/C Issuer, as the case may be. The terms “L/C Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, L/C Issuer or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the L/C Issuers.
SECTION 1.0e.Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the L/C Issuers and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, in consultation with the Borrower, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld, delayed or conditioned and shall not be required if an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall

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succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(i)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the L/C Issuers and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each L/C Issuer.
(ii)Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(iii)Any resignation by the Person serving as the Administrative Agent pursuant to this Section shall also constitute resignation by such Person as an L/C Issuer and the Swing Line Lender. Any such Person, if it resigns as an L/C Issuer, shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and the L/C Exposure attributable thereto, including the right to require the Revolving Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c), but shall not be required to issue additional Letters of Credit or amend any existing Letters of Credit. Any such Person, if it resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to purchase risk participations in such Swing Line Loans pursuant to Section 2.04(c), but shall not be required to make any new Swing Line Loans. Upon any such resignation, the Borrower may appoint (i) a successor L/C Issuer in accordance with Section 2.05(g) and/or (ii) a successor Swing Line Lender (which successor shall in all cases be a Revolving Lender) pursuant to a written agreement among the Borrower and such successor Swing Line Lender, whereupon such successor Swing Line Lender shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Swing Line Lender; provided that the failure by the Borrower to appoint any such successor shall not affect such resignation.
SECTION 1.0f.Acknowledgements of Lenders and L/C Issuers. (a) Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any Sustainability Structuring Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to

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enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any Sustainability Structuring Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain MNPI) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each L/C Issuer also acknowledges and agrees that (A) none of the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any Sustainability Structuring Agent acting in such capacities have made any assurances as to (I) whether the credit facilities established hereunder meet such Lender’s or L/C Issuer’s criteria or expectations with regard to environmental impact and sustainability performance or (II) whether any characteristics of the credit facilities established hereunder, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (B) each Lender and L/C Issuer has performed its own independent investigation and analysis of the credit facilities established hereunder and whether such credit facilities meet its own criteria or expectations with regard to environmental impact and/or sustainability performance.
(i)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(ii)(i) Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or L/C Issuer, as the case may be, shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the Overnight Rate and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(1)Each Lender and L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon

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demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(2)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(3)Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 1.0g.Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(1)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(2)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(3)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into,

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participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(4)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(i)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 1.0h.Miscellaneous. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agents, the Co-Documentation Agents or the Sustainability Structuring Agents shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, and shall incur no liability hereunder or thereunder, but shall have the benefit of the indemnities, reimbursement and exculpation provisions set forth herein. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers and, except solely to the extent of the Borrower’s express rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any of its Subsidiaries or other Affiliates shall have any rights as a third party beneficiary under any such provisions.
ARTICLE 9

Miscellaneous
SECTION 1.0a.Notices.
(i)General. Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(i)    if to the Borrower, the Administrative Agent, the Swing Line Lender or JPMorgan as an L/C Issuer, to its address (or email or telephone number) set forth on Schedule 9.01; and
(ii)    if to any other Lender or any other L/C Issuer, to it at its address (or email or telephone number) set forth in its Administrative Questionnaire.
Any party hereto may change its address (or email or telephone number) for notices and other communications hereunder by notice to the other parties hereto (or (i) in the case of any change by a Lender or an L/C Issuer, by notice to the Borrower and the Administrative Agent and (ii) in the case of any change by the Borrower, by notice solely to the Administrative Agent).
(ii)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished, in addition to email, by other electronic communication (including an Approved Electronic Platform) pursuant to procedures approved by the

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Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by such electronic communication. The Administrative Agent, the Swing Line Lender, each L/C Issuer or the Borrower may each, in its discretion and in addition to email, agree to accept notices and other communications to it hereunder by other electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(iii)Receipt. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(iv)Certain Agreements. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain MNPI.
(v)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests, Swing Line Borrowing Requests, Interest Election Requests and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 1.0b.Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer or any Related Party of any of the foregoing may have had notice or knowledge of such Default at the time.

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(i)Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or otherwise modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (A) increase any Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant or Default shall constitute an increase of any Commitment of such Lender), (B) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio” or any waiver of default interest), without the written consent of each Lender directly and adversely affected thereby, (C) postpone the scheduled date of payment of any principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio” or any waiver of default interest), without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant or Default shall constitute any such postponement, reduction, waiver or excuse), (D) change Section 2.18(b), 2.18(c) or 7.03 in a manner that would alter the pro rata sharing or order of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (E) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (including, for the avoidance of doubt, any provision requiring the consent of “each Lender”), without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the terms “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans or commitments created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release all or substantially all the value of the Guarantees provided by the Guarantors under the Guaranty (including by limiting liability in respect thereof) without the written consent of each Lender directly and adversely affected thereby or (G) change any provisions of any Loan Document in a manner that by its terms directly and adversely affects the rights to payment of Lenders of any Class differently than the rights of Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no amendment, waiver or other modification shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement, any other Loan Document or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (2) no amendment, waiver or other modification shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; and (3) no amendment, waiver or other modification shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
(ii)Notwithstanding anything to the contrary set forth in paragraph (b) of this Section:
(1)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, mistake, omission, defect or inconsistency, or any necessary or desirable technical change, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

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(2)no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) set forth in Section 9.02(b) and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;
(3)any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or such Loan Document of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower (and, in the case of any other Loan Document, the other Loan Parties party thereto) and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at that time;
(4)this Agreement may be amended in the manner contemplated by Sections 2.14(b), 2.20, 2.21, 2.25(f) and 2.26 without any additional consents;
(5)in connection with any extension of the Revolving Maturity Date as contemplated by Section 2.21, the Sustainability Table, the KPI Metric, the Scope 1 & 2 GHG Emissions Targets, the Scope 1 & 2 GHG Emissions Thresholds, the Sustainability Revolver Margin Adjustment and the Sustainability Facility Fee Rate Adjustment (and, in each case, related definitions or other related provisions) may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that constitute Extending Lenders with respect to the applicable extension of the Revolving Maturity Date, so long as such amendments shall only apply with respect to the period after the Existing Revolving Maturity Date (determined prior to giving effect to such extension of the Revolving Maturity Date);
(6)this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.05(g) or 8.05(d) and the term “L/C Commitment”, as such term is used in reference to any L/C Issuer, may be modified as contemplated by the definition of such term; and
(7)no amendment, waiver or other modification of this Agreement or any other Loan Document referred to in the first proviso to Section 9.02(b) shall require the consent or approval of any Lender which immediately after giving effect to such amendment, waiver or other modification (A) shall have no Commitment or other obligation to maintain or extend credit under the Loan Documents (as so amended, waived or otherwise modified), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit, and (ii) substantially contemporaneously with the effectiveness of such amendment, waiver or other modification shall have been paid in full all amounts owing to it under the Loan Documents (including, without limitation, principal, interest and fees), it being understood and agreed that from and after the effectiveness of any such amendment, waiver or other modification any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, provided that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement.
(iii)The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

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SECTION 1.0c.Expenses; Indemnity; Limitation of Liability. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Sustainability Structuring Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment or extension by it of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Sustainability Structuring Agent, any L/C Issuer or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Sustainability Structuring Agent, any L/C Issuer or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(i)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Syndication Agent, each Co-Documentation Agent, each Sustainability Structuring Agent, each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), joint or several, incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This paragraph (b) shall not apply with respect to Taxes, other than any Taxes that represent Liabilities arising from any non-Tax claim.
(ii)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or the Swing Line Lender, or any Related Party of any of the foregoing Persons (and without limiting the Borrower’s obligation to do so) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that such payment was incurred by or asserted against the Administrative Agent (or such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing Persons acting for the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any L/C Issuer or the Swing Line Lender in its capacity as such, or to any Related Party of any L/C Issuer or the

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Swing Line Lender acting for such L/C Issuer or the Swing Line Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, at any time, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, unused Revolving Commitments and, except for purposes of the immediately preceding proviso, the outstanding Term Loans and unused Term Commitments, in each case, at such time (or most recently outstanding and in effect); provided that, for such purpose, the Revolving Credit Exposure of the Revolving Lender that is the Swing Line Lender shall be deemed to exclude any amount of its Swing Line Exposure in excess of its Applicable Percentage of the aggregate principal amount of the outstanding Swing Line Loans, adjusted to give effect to any reallocation under Section 2.22 of the Swing Line Exposures of Defaulting Lenders in effect at such time, and the unused Revolving Commitment of such Revolving Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
(iii)To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, (i) any Liabilities against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) any claim against any Lender-Related Person, on any theory of liability, for any Liabilities arising from the use by others of any information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the internet and the Approved Electronic Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than, in the case of this clause (ii), for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person, as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(iv)All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 1.0d.Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any branch or Affiliate of any L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.04 or (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any branch or Affiliate of any L/C Issuer that issues any Letter of Credit) and, to the extent expressly contemplated hereby, sub-agents of the Administrative Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents, the Sustainability Structuring Agents and the Related Persons of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(i)(i) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Administrative Agent (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund) and, solely in the case of any assignment of all or a portion of a Revolving Commitment or any L/C Exposure, each L/C Issuer or in the case of any assignment of all or a portion of a Revolving Commitment or any Swing Line Exposure, the Swing Line Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be le

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ss than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform), together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (vi) no such assignment of the Revolving Commitments shall be made to any Person that, through its lending offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes; provided further that any consent of the Borrower otherwise required under this paragraph shall (x) not be required if an Event of Default has occurred and is continuing and (y) be deemed provided to unless Borrower shall object to any proposed assignment by written notice to the Administrative Agent within five Business Days after receiving written notice of such assignment under this paragraph.
(1)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder, to the extent not already a party hereto, shall become a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(2)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender hereunder (and interest accrued thereon) and (y) in the case of a Defaulting Revolving Lender, acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law

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without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(3)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any L/C Issuer and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(4)Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee and the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no Liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(ii)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and Loans of any Class); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each L/C Issuer, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its

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interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18, 2.19 and 7.03 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant, if notice of such Participant is given to the Borrower, also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
(1)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iii)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(iv)Notwithstanding anything to the contrary contained herein, if at any time any Person that is both a Revolving Lender and an L/C Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to paragraph (b) of this Section, then (i) such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) the Swing Line Lender may, upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders, and subject to the consent of the relevant Revolving Lenders to act in such capacity, a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that the failure by the Borrower to appoint any such successor shall not affect the resignation of the applicable L/C Issuer as an L/C Issuer or of the Swing Line Lender as the Swing Line Lender, as the case may be. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and the L/C Exposure attributable thereto, including the right to require the Revolving Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c), but shall not be required to issue additional Letters of Credit or amend any existing Letters of Credit. If the Swing Line Lender resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to purchase risk participations in such Swing Line Loans pursuant to Section 2.04(c), but shall not be required to make any new Swing Line Loans.

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SECTION 1.0e.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an L/C Issuer shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such L/C Issuer (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such L/C Issuer, or being supported by a letter of credit that names such L/C Issuer as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower are required to comply with Articles V and VI hereof, but excluding Sections 2.15, 2.17 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05. The provisions of Sections 2.15, 2.16, 2.17, 2.18(e), 9.03, 9.08(b), 9.14 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and L/C Disbursements, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 1.0f.Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letters and any other letter agreements with respect to fees payable by the Borrower in connection with the credit facilities established hereunder constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates with respect to the credit facilities established hereunder under the Commitment Letter or any commitment advices submitted by any Lender (but do not supersede any provisions of the Commitment Letter that by the terms thereof survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(i)Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic

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Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Lender or any L/C Issuer, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (1) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the L/C Issuers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each of the Administrative Agent, the Lenders and the L/C Issuers may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 1.0g.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 1.0h.Right of Setoff; Payments Set Aside. (a) If an Event of Default shall have occurred and be continuing, each of the Lenders and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such L/C Issuer, as the case may be, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such

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Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and such L/C Issuer may have.
(i)To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender (including any Defaulting Lender) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.
SECTION 1.0i.Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(i)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York or of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined exclusively in such Federal court or, to the extent such court shall not have jurisdiction, in such New York State court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (ii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(ii)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(iii)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 1.j.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER

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BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 1.k.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 1.l.Confidentiality. (a) Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ respective Related Parties, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to confidentiality obligations of employment or professional practice), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which event, the party receiving such subpoena or legal process will, if permitted, as promptly as practicable give notice thereof to the Borrower and use reasonable efforts, at the expense of the Borrower, to cooperate with the Borrower in seeking a protective order), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section and naming the Borrower as a third party beneficiary (in the absence of a provision naming the Borrower as a third party beneficiary, the applicable Lender hereby agrees to use its reasonable efforts, at the expense of the Borrower, upon the request of the Borrower to enforce such agreement), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any counterparty to, or any prospective counterparty to (or such counterparty or prospective counterparty’s advisors), any swap, securitization, credit insurance or derivative, or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any L/C Issuer or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower and the Subsidiaries not known by it to be bound by obligations of confidentiality. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, the Subsidiaries and their business, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(iv)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE

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USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 1.m.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 1.n.Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(v)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.
SECTION 1.o.Additional Guarantors; Release of Guarantors. (a) In addition to its obligations under Section 5.08, the Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any Domestic Subsidiary to become a Guarantor by such Subsidiary (i) duly executing and delivering to the Administrative Agent a supplement to the Guaranty in the form set forth therein, pursuant to which such Domestic Subsidiary shall join as a party to the Guaranty, and (ii) if requested by the Administrative Agent, delivering to the Administrative Agent, documents, opinion of counsel and certificates with respect to such Subsidiary of the type referred to in Sections 4.01(c)(i) and 4.01(c)(iii) (it being agreed that any legal opinion may be given by in-house counsel).
(vi)So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests in a Guarantor that are owned by the Borrower or any Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) solely in the case of any Guarantor that is not then a Designated Subsidiary, if, immediately after giving effect to the release of such Guarantor from its obligations under the Guaranty, all of the Indebtedness of Subsidiaries

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that are not Guarantors is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Guarantor from its obligations under the Guaranty.  In connection with an execution by the Administrative Agent of any such release, upon request of the Administrative Agent the Borrower shall deliver a certificate of a Responsible Officer of the Borrower as to the satisfaction of the requirements to such release set forth in the immediately preceding sentence.  Any execution and delivery of any release documents by the Administrative Agent pursuant to this paragraph shall be without recourse or warranty by the Administrative Agent.
SECTION 1.p.USA PATRIOT Act Notice. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 1.q.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Sustainability Structuring Agents are arm’s-length commercial transactions between the Borrower, each other Loan Party and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Sustainability Structuring Agents and their respective Affiliates, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Sustainability Structuring Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Sustainability Structuring Agent has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Sustainability Structuring Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their Affiliates, and none of the Administrative Agent, any Arranger or any Sustainability Structuring Agent has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Sustainability Structuring Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 1.r.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(ii)the effects of any Bail-In Action on any such liability, including, if applicable:
(1)a reduction in full or in part or cancellation of any such liability;
(2)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 1.s.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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